As filed with the Securities and Exchange Commission
                              on September 16, 2003
                           Registration No. 333-107048
--------------------------------------------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               BIO-ONE CORPORATION
                (Name of registrant as specified in its charter)

     NEVADA                            2833                    65-0815746
     ------                            ----                    ----------
(State or Other Jurisdiction    (Primary Standard            (I.R.S. Employer
of Incorporation                Industrial Classification    Identification No.)
or Organization)                Code Number)

1630 Winter Springs, Blvd.                         Armand Dauplaise
Winter Springs, Florida 32708                      1630 Winter Springs, Blvd.
(407)977-1005                                      Winter Springs, Florida 32708
                                                   (407)977-1005
--------------------------------                   -----------------------------
(Address and telephone number                      (Name, address, and telephone
of principal executive offices                     number of agent for service)

Copies to:

Jeffrey G. Klein, Esq.
Newman, Pollock & Klein, LLP
2101 NW Corporate Blvd., Suite 414
Boca Raton, FL 33431
Tel. (561) 997-9920
Fax  (561) 241-4943

Approximate date of commencement of proposed sale of the securities to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier of the effective registration statement for the offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
==============================================================================================
                                                 Proposed          Proposed
Title of                                         maximum           maximum        Amount
each class                     Amount            offering          aggregate        of
of securities                  to be             price per         offering     Registration
to be registered               registered        share (1)         price            Fee
----------------------------------------------------------------------------------------------
Common stock                   50,000,000          $.08            $4,000,000     $323.60
$.001 par value to be
sold by selling shareholders.
----------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (c) under the Securities Act of 1933. For the purposes of this table, we used the average of the closing bid and asked prices on July 10, 2003.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state in which the offer or sale is not permitted.

                  PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION

                            Dated: September 16, 2003

              BIO-ONE CORPORATION 50 MILLION SHARES OF COMMON STOCK

This prospectus relates to the sale of up to 50 million shares of Bio-One's common stock by Cornell Capital Partners, L.P., which intends to sell up to 50 million shares of common stock to be purchased under an Equity Line of Credit Agreement dated July 25, 2002.

Bio-One is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit. All costs associated with this registration will be borne by us.

The shares of common stock are being offered by Cornell Capital at prices established on the Over-the-Counter Bulletin Board during the term of this offering. These prices will fluctuate based on the demand for the shares of common stock. Cornell Capital Partner, L.P. is our only selling shareholder. Cornell Capital Partners, L.P. intends to sell up to 50 million shares of common stock to be purchased under an Equity Line of Credit Agreement dated July 25, 2002. Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit Agreement. Cornell Capital Partners, L.P. will pay Bio-One 100% of the market price of our common stock (pursuant to the Equity Line of Credit Agreement). Bio-One has agreed to pay Cornell Capital Partners, L.P. an underwriting discount equal to 5% of each Advance under the Equity Line of Credit Agreement.

We previously registered, pursuant to an SB-2 Registration Statement (File No. 333-98769) filed in August 2002, a total of 31,521,740 shares of our common stock, of which 30 million were issued to Cornell Capital Partners, L.P. ("Cornell"). All 31,521,740 of these shares have been issued.

Our common stock is quoted on the Over-the-Counter Bulletin Board maintained by the NASD under the symbol "BICO". On September 15, 2003 the last reported sale price of our common stock was $0.10 per share.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 11.

                                   PRICE TO          PROCEEDS TO SELLING
                                   PUBLIC*           SHAREHOLDERS

Per share                          $ .08                $      .08

         TOTAL                     $ .08                $4,000,000
                                   =====                ==========

* This includes the sale of 50 million shares of common stock by Cornell Capital Partners, L.P. All proceeds from the sale of these shares will be paid to the selling stockholder.

With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholder will be placed in escrow, trust or any similar account.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 16, 2003

                                TABLE OF CONTENTS

                                                                          Page
PROSPECTUS SUMMARY.....................................................    6
THE OFFERING ..........................................................    8
SUMMARY CONSOLIDATED FINANCIAL INFORMATION ............................    10
RISK FACTORS...........................................................    11
FORWARD-LOOKING STATEMENTS.............................................    20
SELLING STOCKHOLDERS...................................................    22
USE OF PROCEEDS........................................................    22
DILUTION...............................................................    24
EQUITY LINE OF CREDIT..................................................    24
PLAN OF DISTRIBUTION...................................................    27
MANAGEMENT'S DISCUSSION AND ANALYSIS...................................    28
DESCRIPTION OF BUSINESS................................................    32
MANAGEMENT.............................................................    45
DESCRIPTION OF PROPERTY................................................    48
LEGAL PROCEEDINGS......................................................    48
PRINCIPAL SHAREHOLDERS.................................................    48
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.........................    50
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
COMMON EQUITY AND OTHER SHAREHOLDER MATTERS............................    50
DESCRIPTION OF SECURITIES..............................................    51
EXPERTS ...............................................................    53
LEGAL MATTERS..........................................................    54
AVAILABLE INFORMATION..................................................    54
FINANCIAL STATEMENTS...................................................    F-1
--------------------------------------------------------------------------------

We intend to distribute to our shareholders annual reports containing audited financial statements. Our audited financial statements for the fiscal year December 31, 2002, were contained in our Annual Report on Form 10-KSB.

As used in this prospectus, the terms "we," "us," "our," "the Company," and "Bio-One" mean Bio-One Corporation, a Nevada corporation. The term "selling shareholder" means Cornell Capital Partners, L.P., who is offering to sell their shares of Bio-One common stock which are being registered through this prospectus. The term "common stock" means our common stock, par value $0.001 per share and the term "shares" means the shares of common stock being registered by us through this prospectus.

The information in this prospectus is qualified in its entirety by reference to the entire prospectus. Consequently, this prospectus, which is contained as part of this registration statement, must be read in its entirety. This is especially important in light of material subsequent events disclosed. Information may not be considered or quoted out of context or without referencing other information contained in this report necessary to make the information considered not misleading.

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities covered by this prospectus in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such state or jurisdiction. Neither the delivery of this prospectus nor any sales made hereunder shall, under any circumstances, create an implication that there has been no change in our affairs since the date hereof.

                               PROSPECTUS SUMMARY
                               ------------------

The following is only a summary of the information, financial statements and the notes included in this prospectus. We are providing you with the most recent information available as of the date of this prospectus. You should read the entire prospectus carefully, including "Risk Factors" and our Financial Statements and the notes to the Financial Statements before making any investment decision.

OUR COMPANY

BIO-ONE CORPORATION (we, the "Company" or "BIO") is a Nevada corporation and was incorporated on February 24, 1998 to engage in the nutritional supplement manufacturing, marketing and internet consulting business. On May 30, 2000, we exchanged 10,000,000 shares of our Common Stock $0.001 (85.47%) for 100% of the issued and outstanding shares of common stock of Crown Enterprises, Inc., a Florida corporation ("Crown"), that was incorporated on April 9, 1999, pursuant to an Agreement and Plan of Share Exchange, dated May 30, 2000. Prior to the execution of this Agreement and Plan of Share Exchange, we had 20,000,000 shares of authorized common stock, of which 1,700,000 shares were issued and outstanding. All of our outstanding shares were fully paid and non assessable, free of liens, encumbrances, options, restrictions and legal or equitable rights of others not a party to the Share Exchange.

The Agreement and Plan of Share Exchange called for the resignation of our original officers and directors, who no longer have any continued involvement with us, and the appointing of Armand Dauplaise as President and Chairman of the Board of Directors, and Kevin Lockhart as our Secretary and Director. Prior to the execution of the Agreement and Plan of Share Exchange, Messrs. Dauplaise and Lockhart each formerly owned 46% of Crown Enterprises, Inc. Our new board of directors then consisted of Armand Dauplaise, President and Chairman of the Board and Kevin Lockhart, Secretary and Director.

We operated Crown Enterprises to pursue its evolving program of microscopic analysis and nutritional supplement sales. Due to limited financing, we could not effectively operate the microscopy and vitamin supplement programs.

Differences arose amongst the Board as to the proper course of action. The matter was settled pursuant to an agreement dated July 19, 2002, which provided for the transferring of substantially all of the assets of Crown Enterprises, valued at $5,000 to Mr. Lockhart. Mr. Lockhart forgave $173,000 in back pay and the Company redeemed 1,750,000 shares of common stock owned by Mr. Lockhart. Mr. Lockhart also tendered his resignation as an officer, director and employee of the Company, leaving Mr. Dauplaise as our sole officer and director. As a result of the foregoing, we no longer operate Crown Enterprises.

In September 2003, we acquired substantially all of the assets of Physicians Nutraceutical Laboratories, Inc, a Florida based company, which develops and distributes its own line of proprietary brand name nutritional products. These assets were acquired through our wholly-owned subsidiary, PN Labs, Inc. We have agreed to pay a royalty of 5% of the net monthly sales for a period of five years. We have committed $50,000 to be used as working capital and an additional $1.4 million to develop a marketing program. Funding of the marketing program will be subject to PN Labs, Inc. meeting certain revenue and profitability levels. Our sole focus now is to continue to acquire and operate multiple manufacturing and marketing businesses in the nutritional supplement industry. We intend to vertically integrate production, marketing and distribution.

Management believes that the customer base and demands for nutritional supplements is growing significantly. The Nutrition Business Journal states that more than 100 million Americans are taking nutritional supplements and more than 80 million take supplements regularly; U.S. nutritional industry sales are approaching $50 billion annually. The industry is highly fragmented. By implementing an acquisition strategy designed to take advantage of operating efficiencies, and the fragmented nature of the industry, Bio-One hopes to establish itself in the health and vitamin supplement market.

Despite these promising estimates and the consummation of our first transaction, we cannot assure you that we will be able to implement this strategy.

         - We continue to rely on outside financing to meet our acquisition strategy.

         - We have incurred losses since our inception in excess of $2.49 million.

         - Until the acquisition of the assets of Physicians Nutraceutical Labs, Inc., we relied on the efforts of Armand Dauplaise, our President and will continue to rely heavily on his efforts.

         - We will not know for at least six months whether we will be able to operate our wholly owned subsidiary, PN Labs, Inc. on a profitable basis.

         - We will not know if we will be able to successfully integrate Physicians Nutraceutical Labs, Inc. with other business acquisitions.

Our executive offices will remain our principal place of business, which is located at 1630 Winter Springs Boulevard, Winter Springs, Florida 32708 and our telephone number at that address is (407) 977-1005. Our operational headquarters will be at 321 Northlake Blvd., Suite 110, North Palm Beach, Florida 33408.

                                  THE OFFERING
                                  ------------

This offering relates to the sale of common stock by Cornell Capital Partners, L.P., which intends to sell up to 50,000,000 shares of common stock to be issued under an Equity Line of Credit Agreement, dated July 25, 2002.

Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell to Cornell Capital Partners, L.P. shares of common stock for a total purchase price of $10 million. Cornell Capital Partners, L.P. has to date advanced us a total of $1.5 million pursuant to this equity credit line, which resulted in our issuing 30 million shares of common stock. If we wish to draw down on any remaining portion of our equity line of credit, we will be required to issue additional shares of our common stock to Cornell Capital. Cornell Capital will purchase the shares of common stock for 100% of the lowest closing bid price of our common stock during the 5 trading days immediately following notice of its intent to make an Equity Line draw. Cornell Capital Partners, L.P. intends to sell all shares purchased under the Equity Line of Credit at the then prevailing market price.

In view of the fluctuating conversion price and the current price of our common stock

         - We have not registered a sufficient number of shares of our common stock to cover the remaining $8.5 million available under our equity credit line.

         - Based on a stock price of $.08, the maximum we will be able to raise under the equity credit line will be $4 million.

         - We would have to sell an additional 75 million shares based on our current price to raise the entire $8.5 million, even though under our current articles of incorporation we are authorized to issue a total of 100 million shares.

         - We will require shareholder approval to increase the number of authorized shares. We may not be able to secure shareholder approval to authorize additional shares due to the dilutive affect of the financing arrangement.

         - After we have drawn down on our Equity Credit Line and issued the 50 million shares under this offering, we will have to file another registration statement in order for us to secure additional draws.

         - Our equity credit line agreement could have an adverse affect on our ability to use our common stock in connection with any acquisition. In particular, as we issue additional shares of common stock under the equity credit line, we may not have a sufficient number of shares authorized to use our common stock in connection with an acquisition.

COMMON STOCK OFFERED                        50 million

OFFERING PRICE                              Market price

COMMON STOCK OUTSTANDING
BEFORE THE OFFERING (1)                     44,553,996 shares

COMMON STOCK OUTSTANDING
AFTER THE OFFERING (2)                      94,553,996 shares


USE OF PROCEEDS            We will not receive any of the proceeds from the sale
                           of the stock by Cornell Capital. Our sole source of funding under the Equity Line of Credit will be used to finance acquisitions and general working capital purposes. See "Use of Proceeds."

RISK FACTORS               The securities offered hereby involve a high degree
                           of risk and immediate substantial dilution and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors" and "Dilution."

DIVIDEND POLICY            We do not intend to pay dividends on our common
                           stock. We plan to retain any earnings for use in the operation of our business and to find future growth.

OVER-THE-COUNTER
BULLETIN BOARD SYMBOL      BICO
----------------------

(1) Based on shares outstanding as of September 9, 2003.

(2) Assumes that all shares registered by this prospectus are issued under the equity line of credit.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                   ------------------------------------------

The following is a summary of our Financial Statements, which are included elsewhere in this prospectus. You should read the following data together with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus, as well as with our Financial Statements and the notes therewith.

                                             FOR THE QUARTER     FOR THE YEAR
                                                ENDED                ENDED
                                             June 30, 2003     December 31, 2002
                                              (Unaudited)         (Audited)

STATEMENT OF OPERATION DATA:
Revenues                                             -0-        $    22,220
Cost of goods Sold                                   -0-        $     9.343
General and administrative expenses          $   149,657        $ 1,069,809
Other Income                                         -0-        $   146,997
Net (loss)                                   $  (152,874)       $  (920,447)
Net loss per share - basic and diluted       $     (.005)       $     (0.07)


BALANCE SHEET DATA:
                                              June 30, 2003    December 31, 2002
                                               (Unaudited)         (Audited)

Cash                                         $   388,176        $    14,752
Total Current Assets                         $   446,428        $    14,752
Property and Equipment                       $     4,752        $     4,099
Deposits                                     $    53,500                -0-
Total Assets                                 $   446,428        $    18,841
Accounts payable                             $       -0-        $   124,596
Notes Payable                                $     3,208        $    71,008
Accrued Expenses                             $    79,375        $   111,375
Current Installments of Notes Payable        $   74,502         $    74,502
Total current liabilities                    $   157,085        $   381,481
Common stock                                 $    38,604        $    18,855
Additional paid-in capital                   $ 2,743,928        $ 1,786,377
Accumulated (deficit)                        $(2,493.189)       $(2,167,872)

Total stockholders' equity                   $   289,343        $  (362,640)

                                  RISK FACTORS

THE SECURITIES OFFERED ARE HIGHLY SPECULATIVE. YOU SHOULD PURCHASE THEM ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT IN US. WE ARE PROVIDING YOU WITH ALL MATERIAL RISK FACTORS. YOU SHOULD CAREFULLY CONSIDER THESE FOLLOWING RISK FACTORS, AS WELL AS ALL OTHER INFORMATION IN THIS PROSPECTUS.

INVESTORS SHOULD ASSUME THAT, EVEN IF NOT SPECIFICALLY STATED WITHIN THIS DOCUMENT, IF ANY OF THE FOLLOWING RISKS ACTUALLY MATERIALIZE, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF FUTURE OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

WE HAVE HISTORICALLY LOST MONEY AND LOSSES MAY CONTINUE IN THE FUTURE. We have a history of losses. We have incurred an operating loss since inception and had an accumulated deficit of $2,493,189 as of June 30, 2003. We incurred a net loss of ($920,447) or ($.07) per share for the year ended December 31, 2002; a net loss of ($677,150) or ($.06) per share for the year ended December 31, 2001; and a net loss per share of ($365,213) or ($.06) for the year ended December 31, 2000.

During the quarter ended June 30, 2003, we had a net loss of ($152,874) or ($.005) per share.

We cannot predict the amount of revenues we will generate as a result of our acquisition of assets of Physicians Nutraceutical Laboratories, Inc. Consequently, we will in all likelihood have to rely on external financing for all of our capital requirements. Future losses are likely to continue unless we successfully implement our revised business plan which calls for us to secure both debt and equity financing while aggressively pursuing those companies in the vitamin and nutritional supplement industry. Once we identify and close on these acquisitions, we believe that we will be able to significantly reduce our history of ongoing losses.

Our ability to continue as a going concern will be dependent upon our ability to draw down the Equity Credit Line we have established with Cornell Capital Partners. If we incur any problems in drawing down our credit line, we may experience significant liquidity and cash flow problems. If we are not successful in reaching and maintaining profitable operations we may not be able to attract sufficient capital to continue our operations. Our inability to obtain adequate financing will result in the need to curtail business operations and will likely result in a lower stock price.

WE HAVE LIMITED EXPERIENCE WITH THE OPERATIONS OF A BUSINESS

We were unable to generate sufficient revenues from the operation of Crown Enterprises to operate the Company. We may run into similar problems with Physicians Nutraceutical Laboratories. Our business strategy will be dependent on our ability to reverse our continuing losses and become a viable company. We believe that with our equity credit line and debt financing, we will be able to successfully expand the operations of PN Labs and identify and close on other acquisitions. If we are incorrect with this assumption, there is little likelihood that we will be able to continue our operations.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL TO FINANCE OPERATIONS

As of the date of this Prospectus, our equity credit line has provided us with a total of $1.5 million to fund our operations. We received these funds in 2003, during a period in which we had no revenues. Prior to this year, our officers and directors advanced us approximately $70,000 in 2002 when our revenues were approximately $20,000.Such financing has historically come from a combination of borrowing from third parties and funds provided by certain officers. As of June 30, 2003 we have $388,176 in cash and cash equivalents and current liabilities totaling $157,085. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing may be required to cover our operating costs. Unless we obtain profitable operations, it is unlikely that we will be able to obtain future financing from external sources. If we are not able to secure any other financing, or we cannot draw down on our equity credit line, we believe that we have sufficient funds to continue operations for the next twelve months. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. The sale of our common stock to raise capital may cause dilution to our existing shareholders. Our inability to obtain adequate financing will result in the need to curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price.

Our inability to obtain adequate financing will result in the need to curtail business operations and you could lose your entire investment. Any of these events would be materially harmful to our business and may result in a lower stock price. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY

Before this offering, our common stock has traded on the Over-the-Counter Bulletin Board. Our common stock is thinly traded compared to larger more widely known companies in our industry. Thinly traded common stock can be more volatile than common stock trading in an active public market.

Prior to this offering, there has been a limited public market for our common stock and we do not know if an active trading market for our common stock will develop. As a result, this could adversely affect Cornell Capital and other our shareholders ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

During the past three months, we have had days we have traded as few as several thousand shares and over one million shares. The bid price of our common stock for the last two years has fluctuated between $.55 and $.031.

THE PRICE OF OUR COMMON STOCK WILL AFFECT OUR ABILITY TO DRAW DOWN ON OUR EQUITY LINE OF CREDIT

We are dependent upon Cornell Capital and our equity credit line to fund ongoing operations. We previously registered a total of 31,521,740 shares of common stock and received advances totaling $1.5 million. The amount of each subsequent advance received by us is subject to an aggregate maximum advance of $500,000 in any 30-day calendar period.

There is an inverse relation between the price of our common stock and the number of shares of common stock, which will be issued to Cornell. However, because of our current stock price and the limitation on the number of shares that we are authorized to issue under our articles of incorporation, we may not be able to access all funds available under the equity credit line. Unless our common stock increases in price or we amend our articles of incorporation to provide for the issuance of additional shares of common stock, we will not have a sufficient number of shares available to issue to Cornell when we request our advances. If we cannot secure additional funding sources, we will not be able to fully implement our business strategy.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock:

         o        With a price of less than $5.00 per share;
         o        That are not traded on a "recognized" national exchange;
         o Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or
         o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

WE COULD FAIL TO ATTRACT OR RETAIN KEY PERSONNEL

Our success largely depends on the efforts and abilities of Armand Dauplaise, our President, our consultants and the efforts and abilities of those people who will work at any company we acquire. Mr. Dauplaise has been instrumental in securing our existing financing arrangements; He has also spent months searching for prospective acquisition candidates and undertaking due diligence investigations. Mr. Dauplaise receives a salary of $120,000 per year plus a car allowance. The loss of the services of Mr. Dauplaise could materially harm our business because of the cost and time necessary to recruit and train a replacement, if we were able to locate a replacement. Such a loss would also divert our management attention away from operational issues. We do not presently maintain a key-man life insurance policy on Mr. Dauplaise. We do not believe that any individual currently working for Physicians Nutraceutical Laboratories, Inc. has the ability to replace Mr. Dauplaise and carry on with any future financing rounds.

As we expand our operation, we will need to retain both managerial and operational employees. The number of staff will be dependent upon the size of the acquisition. Their skill level and tasks will be dependent upon the nature of the acquisition. We believe that we will be able to retain and hire these employees and offer them competitive salaries.

WE MAY BE UNABLE TO MANAGE GROWTH

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

         o Implement changes in certain aspects of our business, Specifically, respond to the needs of an operating business and be able to fully integrate management and controls to the operation of potentially more than one business;

         o Enhance our information systems and operations to respond to increased demand. Mr. Dauplaise principally relies upon a laptop computer to handle our business affairs. Mr. Dauplaise will have to be able to access the information technology of all acquired companies. With a second or third acquisition, we will have to make certain that our software systems are compatible;

         o Attract and retain qualified personnel; and develop, train and manage an increasing number of management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

THE ISSUANCE OF PREFERRED STOCK MAY ENTRENCH MANAGEMENT OR DISCOURAGE A CHANGE IN CONTROL

Our Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock, $0.001 par value per share ("Preferred Stock"), with designations rights, and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividends, liquidation preferences, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the company, or alternatively, granting the holders of the preferred stock such rights as to entrench management.

If the holders of our common shares were desirous of removing the current management, it is possible that the Board could issue the preferred shares and grant the holders thereof, such rights and preferences as to discourage or frustrate attempts by the holders of the common stock to remove current management. In so doing, management would be able to severely limit the rights of the holders of the common stock to elect the Board of Directors.

WE EXPECT INTENSE COMPETITION IN OUR INDUSTRY

Many of our competitors have significantly greater name recognition and financial and other resources. As a result, we may face greater difficultly in implementing our business strategy. We cannot assure you that we will succeed in the face of strong competition from other nutraceutical companies.

OUR INDUSTRY IS SUBJECT TO GOVERNMENT REGULATION

The manufacturing, processing, formulation, packaging, labeling and advertising of vitamins and other nutraceutical products are subject to regulation by one or more federal agencies, including the Food and Drug Administration ("FDA"), the Federal Trade Commission ("FTC"), the Consumer Product Safety Commission, the United States Department of Agriculture, the United States Postal Service, the United States Environmental Protection Agency and the Occupational Safety and

Health Administration. These activities are also regulated by various agencies of the states and localities, as well as of foreign countries, in which the Company's products may be sold. We may incur significant costs in complying with these rules. If we cannot comply, we may be forced to cease operations.

UNCERTAINTY OF TARGETED BUSINESS

Our business strategy is to make business acquisitions. Any acquisitions we make could disrupt our business and seriously harm our financial condition. In the event of any future purchases, we could: issue stock that would dilute our current stockholders' percentage ownership; incur debt; assume liabilities; incur amortization expenses related to goodwill and other intangible assets; or incur large and immediate write-offs. If we rely on debt financing, we may not be able to cover our debt costs. Specifically, the use of debt will allow us to leverage up our assets. If our projections regarding the acquired company are correct, revenues from the acquired entity will be sufficient to meet the debt obligation and finance ongoing operations. However, if our projections are not correct or, there is an unforeseen market downturn, we may not be able to meet our debt obligations. This may result in a default and the loss in foreclosure proceedings of the acquired business or the possible bankruptcy of the business. The use of debt or leverage will allow us to make acquisitions with an amount of cash in excess of what may be currently available.

The operation of any acquired business will also involve numerous risks, including:

         o Problems combining the purchased operations, technologies or products;
         o        unanticipated costs;
         o        diversion of management's attention from our core business;
         o adverse effects on existing business relationships with suppliers and customers;
         o risks associated with entering markets in which we have limited prior experience; and
         o potential loss of key employees, particularly those of the purchased organizations.

OUR EQUITY CREDIT LINE AGREEMENT COULD HAVE AN ADVERSE AFFECT ON OUR ABILITY TO MAKE ACQUISITIONS WITH OUR COMMON STOCK.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. It may be necessary for our shareholders to approve an increase in our authorized common stock for us to register additional shares of common stock in order to have sufficient authorized shares available to make acquisitions using our common stock. As we issue shares of common stock pursuant to the Equity Credit Line Agreement, we may not have sufficient shares of our common stock available to successfully attract and consummate future acquisitions.

INVESTORS SHOULD NOT RELY ON THIS INVESTMENT FOR THE PAYMENT OF CASH DIVIDENDS.

We have not paid any cash dividends on our capital stock and we do not anticipate paying cash dividends in the future. Any return on an investment will be the result of appreciation in our stock price, if any. Investors requiring dividend income should not invest in our company.

THERE ARE NO CONCLUSIVE STUDIES REGARDING THE MEDICAL BENEFITS OF NUTRITIONAL SUPPLEMENTS

Many of the ingredients in nutritional supplements will be vitamins, minerals, herbs and other substances for which there is not a long history of human consumption. Although we believe our products to be safe when taken as directed, there is little experience with human consumption of certain nutraceuticals of these product ingredients in concentrated form. Accordingly, we may bring to market a product which is subsequently determined to be of little nutritional value or detrimental to your health. Our products, even when used as directed, may not have the intended affect or prove to be safe for human consumption. However, because we will be are highly dependent upon consumers' perception of the safety and quality of the products we will offer, as well as similar products distributed by other companies, we could be adversely affected in the event any of our products or any similar products distributed by other companies should prove or be asserted to be harmful to consumers. In addition, because of our dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from consumers' failure to consume our products as we suggest or other misuse or abuse of our products or any similar products distributed by other companies could have a material adverse effect on the results of our operations and financial condition.

THE MANUFACTURE AND DISTRIBUTION OF VITAMINS AND OTHER NUTRITIONAL SUPPLEMENTS COULD RESULT IN PRODUCT LIABILITY CLAIMS

We, like any other retailer, distributor and manufacturer of products that are designed to be ingested, face an inherent risk of exposure to product liability claims in the event that the use of our products results in injury. Such claims may include, among others, that our products contain contaminants or include inadequate instructions as to use or inadequate warnings concerning side effects and interactions with other substances. While we intend to obtain product liability insurance, its cost and scope of coverage may limit our decision to secure such coverage. We do not anticipate obtaining contractual indemnification from parties supplying raw materials or marketing our products. In any event, any such indemnification if obtained will be limited by our terms and, as a practical matter, to the creditworthiness of the indemnifying party. In the event that we do not have adequate insurance or contractual indemnification, product liabilities relating to defective products could have a material adverse effect on our operations and financial conditions.

RISKS RELATED TO THIS OFFERING

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Some of our shareholders, including Mr. Dauplaise and Mr. Newman are the holders of "restricted securities". These restricted securities may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

Upon completion of this offering, and assuming all shares registered in this offering are resold in the public market, there will be an additional 50 million shares of common stock outstanding. All of these shares of common stock may be immediately resold in the public market upon effectiveness of the accompanying registration statement and the sale to the investor under the terms of the Equity Line of Credit agreement.

EXISTING SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE EQUITY LINE OF CREDIT

The sale of shares pursuant to the Equity Line of Credit will have a dilutive impact on our stockholders. If we issue all 50 million shares of stock, this will more than double the number of issued and outstanding shares of common stock. As a result, our net income per share will likely decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is the more shares of common stock we will have to issue under the Equity Line of Credit to draw down the full amount of the equity credit line. If our stock price is lower, then our existing stockholders would experience greater dilution.

THE SELLING STOCKHOLDER INTENDS TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

The selling stockholder intends to sell in the public market the shares of common stock being registered in this offering. That means that up to 50 million shares of common stock, the number of shares being registered in this offering may be sold. Such sales may cause our stock price to decline.

THE SALE OF MATERIAL AMOUNTS OF COMMON STOCK UNDER THE ACCOMPANYING REGISTRATION STATEMENT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES

The significant downward pressure on our stock price caused by the sale of a significant number of shares under the Equity Line of Credit could cause our stock price to decline, thus allowing short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. The presence of short sellers may further depress the price of our common stock; Cornell Capital Partners can cover any short positions only with shares received from us under the Equity Line of Credit.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE

The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board.

THE ISSUANCE OF SHARES OF COMMON STOCK UNDER THIS OFFERING COULD RESULT IN A CHANGE OF CONTROL

We are registering 50 million shares of common stock in this offering. These shares represent 50% of our authorized capital stock and would upon issuance represent approximately 55% of the then issued and outstanding common stock and we anticipate all such shares will be sold in this offering. If all or a significant block of these shares are held by one or more shareholders working together, then such shareholder or shareholders would have enough shares to exert significant influence on Bio-One in an election of directors.

POTENTIAL EFFECT OF ADVERSE PUBLICITY

We believe the growth experienced by the nutritional supplement market is based in part on national media attention regarding scientific research suggesting potential health benefits from regular consumption of certain vitamins and other nutritional products. Such research has been described in major medical journals, magazines, newspapers and television programs. The scientific research to date is preliminary.

If future scientific research or publicity proves to be unfavorable to the nutritional supplement market or any particular product, or inconsistent with earlier favorable research or publicity our future operations may be adversely affected. Future reports of research that are perceived as less favorable or that question such earlier research could have a material adverse effect on our operations and financial condition. Because of our dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from the consumption of our products or any similar products distributed by other companies could have a material adverse effect on our operations. Such adverse publicity could arise even if the adverse effects associated with such products resulted from consumers' failure to consume such products as directed. In addition, we may not be able to counter the effects of negative publicity concerning the efficacy of our products. Any such occurrence could have a negative effect on our operations.

OUR TARGETED ACQUISITIONS WILL HAVE TO DEVELOP NEW PRODUCTS IN ORDER TO KEEP PACE WITH CHANGING CONSUMER DEMANDS

The dietary supplement industry is highly competitive and is characterized by changing consumer preferences and continuous introduction of new products. Our goal is to expand our portfolio of dietary supplement products through acquisition of existing companies and introducing new products serving niche segments of the industry. These products must be introduced in a timely and regular basis to maintain distributor and consumer interest and appeal to varying consumer preferences.

We believe that following the acquisition of any marketing company, the continued success of this entity will depend, in part, on our ability to anticipate changes in consumer preferences and acquire, manage, develop and introduce, in a timely manner, new products that adequately address such changes. Once we commence distribution of any product, limited working capital may prevent us from acquiring, developing, introducing and marketing new products on a timely and regular basis. If we are unable to develop and introduce new products or if sales of our new products are not successful, our sales may be adversely affected as customers seek competitive products. In addition, our introduction or our announcement of new products could result in a reduction in sales of our existing products, requiring us to carefully manage product introductions in order to minimize disruption in sales of our existing products. Reduction in purchases or consumption could have a material adverse effect on our business, operating results and financial condition.

                           FORWARD-LOOKING STATEMENTS

RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements regarding management's plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, (e) our ability to achieve adequate intellectual property protection for our future products and (f) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, the forward-looking statements contained in this prospectus may in fact occur.

The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that we will be able to make acquisitions on a timely basis, that we will retain the acquiree's customers, that there will be no material adverse competitive or technological change in conditions in our business, that demand for our products will significantly increase, that our President will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting us or our manufacturers and/or suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the "Risk Factors" section of this prospectus, there are a number of other risks inherent in our business and operations, which could cause our operating results to vary markedly, and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this prospectus and in the documents incorporated by reference into this prospectus that is not a statement of an historical fact constitutes a "forward-looking statement". Further, when we use the words "may", "expect", "anticipate", "plan", "believe", "seek", "estimate", "internal", and similar words, we intend to identify statements and expressions that may be forward- looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. We have no obligation or intent to update publicly any forward-looking statements whether in response to new information, future events or otherwise. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed below. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under "Risk Factors" below or elsewhere in this prospectus could have a material adverse effect on our business, financial condition and results of operation. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment.

                               SELLING STOCKHOLDER

We are registering 50 million shares of our common stock for Cornell Capital Partners, L.P. under our Equity Line of Credit. The following table presents information regarding the selling stockholder, Cornell Capital Partners, L.P., which has agreed to purchase up to $10.0 million of common stock from us of which $1.5 million has been purchased to date. No officer or director of Cornell Capital, the selling stockholder, has never held a position or office, or had any other material relationship, with Bio-One, except as follows:

          o Cornell Capital Partners, L.P. is the investor under the Equity Line of Credit. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors makes the investment decisions on behalf of Yorkville Advisors. Neither Cornell Capital Partners, L.P. nor its agents has a short position or has had a short position at any time since the Equity Line of Credit was executed on July 25, 2002.

                                                     Percentage of
                                                     Outstanding
                           Shares                    Shares                     Shares to be       Percentage
                           Beneficially              Beneficially               Acquired           Ownership
Selling                    Owned Before              Owned Before               Under the          After
Stockholder                Offering                  Offering (1)               Line of Credit     Offering
--------------------------------------------------------------------------------------------------------------
Cornell Capital
Partners, L.P.             1,200,000                 2.91%                       50,000,000          54.3%

(1) Percentage of outstanding shares is based on 44,553,996 shares of common stock outstanding as of September 10, 2003 together with the shares of common stock that may be purchased by Cornell Capital Partners, L.P. from us under the Equity Line of Credit. The shares to be issued to Cornell Capital Partners, L.P. under the Equity Line of Credit are treated as outstanding for the purpose of computing Cornell Capital Partners, L.P.'s percentage ownership.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners, L.P. under the Equity Line of Credit, which we intend to use for general working capital purposes, including, among other things, funding anticipated future acquisitions. The purchase price of the shares purchased under the Equity Line of Credit will be equal to 100% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the 5 consecutive trading days immediately following the advance date (as defined in the Equity Line of Credit Agreement).

We had previously registered a total of 30 million shares of common stock pursuant to the Equity Line of Credit and said shares were registered pursuant to a previously filed registration statement, which was declared effective by the Securities and Exchange Commission. We received a total of $1.5 million pursuant to the equity credit line and issued a total of 30 million shares of our common stock to Cornell. As of June 30, 2003, we had approximately $388,000 in cash or cash equivalents on hand and have utilized the remaining $1,112,000 for the following purposes:

                  Investment Banking:                $171,000
                  Consultants:                       $106,000
                  Legal and Accounting:              $130,000
                  Acquisition Deposits:              $ 53,000
                  Investor Relations:                $ 40,000
                  Repayment of Loan*                 $ 70,000
                  Operating Expenses**               $542,000

* Represents monies repaid to Mr. Dauplaise pursuant to certain stockholder loans.

** Includes salaries, taxes, insurance, travel, filing fees, utilities and related expenses.

If we are able to draw down the remaining $8.5 million, we will receive net proceeds of approximately $8 million. We will only be able to draw this amount down if there is a substantial increase in the price of our common stock. Based on our current stock price, we will only be able to draw down an additional $4 million. These funds will be used to assist with the financing of our targeted acquisitions. Based on the current price of our common stock, we will not be able to draw down the entire line of credit. To the extent that funds from the line of credit are not sufficient, we may rely on debt financing, if available and on terms acceptable to us.

DETERMINATION OF OFFERING PRICE

The price at which the shares may actually be sold will be determined by the market price of the common stock as of the date of sale (as defined in the Equity Line of Credit Agreement).

DIVIDEND POLICY

It is our present policy not to pay cash dividends and to retain future earnings for use in the operations of the business and to fund future growth. Any payment of cash dividends in the future will be dependent upon the amount of funds legally available, our earnings, financial condition, capital requirements and other factors that the Board of Directors may think are relevant. We do not contemplate or anticipate paying any dividends on the common stock in the foreseeable future.

                                    DILUTION

The net tangible book value of Bio-One as of June 30, 2003 was approximately $289,000 or $.0074 per share of common stock based on 38.6 million shares issued and outstanding. Net tangible book value is determined by dividing the tangible book value of Bio-One (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholder and none of the proceeds will be paid to Bio-One, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Equity Line of Credit. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Line of Credit. The following example shows the dilution to new investors at an offering price of $0.08 per share. If we assume that Bio-One had issued 50 million shares of common stock under the Equity Line of Credit at an assumed offering price of $0.08 per share, less commitment fees and other offering expenses totaling approximately $200,000, we would receive approximately $3.8 million. Since we currently have approximately 44 million shares issued and outstanding, and using the same financial information as of June 30, 2003, our net tangible book value as of June 30, 2003 would have been approximately $4 million or $4,010,783 or $0.04259 per share. This represents an immediate increase in net tangible book value to existing shareholders of approximately $0.0359 per share.

Assumed public offering price per share                            $0.08
Net tangible book value per share before this offering        $0.0074  ($0.0003)

Increase attributable to new investors                           $0.0359

Net tangible book value per share after this offering            $0.0429


                              EQUITY LINE OF CREDIT

Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell shares of our common stock to Cornell Capital with a value of up to $10 million. We have already received $1.5 million pursuant to this equity credit line and issued 30 million shares. We are registering an additional 50 million shares and assuming no change in the price of our common stock, we will receive $4 million in exchange for the issuance of the 50 million shares. Unless there is a significant increase in the price of our common stock, it is unlikely that we will be able to utilize the remaining $8.5 available under the credit line. If we request further advances under the Equity Line of Credit, Cornell Capital Partners, L.P. will purchase shares of common stock of our Company for 100% of the lowest closing bid price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the advance notice date. Cornell Capital Partners, L.P. intends to sell any shares purchased under the Equity Line of Credit at the market price. This prospectus relates to the shares of common stock to be issued to Cornell Capital Partners, L.P. under the Equity Line of Credit. Cornell Capital Partners, L.P. cannot transfer its interest in the Equity Line of Credit to any other person.

We previously registered a total of 30 million shares of our common stock for Cornell Capital Partners pursuant to a Registration Statement (No 333-98769) which was declared effective by the Commission. We have issued a total of 30 million shares of common stock pursuant to this equity credit line.

We will not receive any further advances pursuant to the Equity Line of Credit until this Registration Statement is declared effective by the Securities and Exchange Commission. Based on our current stock price, we will receive approximately $4 million out of a total of $8.5 million remaining under the Equity Line of Credit. We are only authorized to issue 100 million shares of common stock. Upon issuance of the 50 million shares, we will have approximately
94.5 million shares issued and outstanding. As a result, we have decided to limit the number of shares to be registered in this Registration Statement to 50 million shares.

ADVANCES. Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. Cornell Capital will retain 5% of each Equity Credit Line Advance.

MECHANICS. We may, at our discretion, request advances from Cornell Capital Partners, L.P. by written notice, specifying the amount requested up to the maximum advance amount. A closing will be held 5 trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount. We have the ability to determine when and if we desire to draw an advance.

COMMITMENT PERIOD. We may request an advance at any time during the commitment period. The commitment period begins on the date the Securities and Exchange Commission first declares the accompanying registration statement effective. The commitment period expires on the earliest to occur of (i) the date on which Cornell Capital Partners, L.P. has made advances totaling $10.0 million or (ii) two years after the effective date of the accompanying registration statement.

MAXIMUM ADVANCE AMOUNT. We may not request advances in excess of a total of $10.0 million. (The $10 million total advance includes $1.5 million previously advanced plus up to $8.5 million which may be issued as a result of the effective date of this Registration Statement.) The maximum amount of each advance is equal to $175,000.00 per Advance Notice. In addition, in no event shall the number of shares issuable to the Investor cause the investor to own in excess of 9.9% of the then outstanding shares of common stock of the Company. Based on the current price of our common stock, we do not believe that we will be able to draw down more than an additional $4 million

NUMBER OF SHARES TO BE ISSUED. We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of common stock that will be issued using certain assumptions. Based upon the current offering price of our common stock, we are not registering a sufficient number of shares of common stock to draw down on the remaining $8.5 million available under the equity credit line You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Equity Line of Credit. That is, as our stock price declines, we would be required to issue a greater number of shares under the Equity Line of Credit for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares of our common stock to be issued to Cornell Capital Partners, LP, under the Equity Line of Credit, at various prices.

Purchase Price                      $.10             $0.08             $.05             $.01

Number of Shares required
to draw full draw down
equity line of credit (1)(4):    100 million      125 million       200 million         1 billion

Total Outstanding (2):           144,533,996      169,553,996       244,553,996      1,044,621,586

Percent Outstanding (3):               69.17%           73.72%            81.78%             95.72%

(1) Represents the number of shares of common stock to be issued to Cornell Capital Partner, LP under each scenario as a percentage of the total amount outstanding under such scenario.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partner, LP.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

(4) Our current articles of incorporation do not permit us to issue more than 100 million shares of common stock. As a result, unless there is an amendment to our articles, we would be unable to entirely draw down on our equity credit line without a significant increase in the price of our common stock.

In addition to showing the inverse relationship, the above table also shows that the issuance of shares under the Equity Line of Credit may result in a change of control. If all or a significant block of these shares are held by one or more shareholders working together, then such shareholder or shareholders would have enough shares to assume control of Bio-One by electing its or their own directors.

REGISTRATION RIGHTS. We granted to Cornell Capital Partners, L.P. certain registration rights. The registration statement accompanying this prospectus will register such shares upon effectiveness. The cost of this registration will be borne by us. We previously registered a total of 30 million shares of our common stock, which was issued to Cornell.

NET PROCEEDS.

We cannot predict the total amount of proceeds to be raised in this transaction, in part, because we have not determined the total amount of the advances we intend to draw. However, we expect to incur expenses of approximately $200,000 consisting primarily of professional fees incurred in connection with registering 50 million shares in this offering. In addition, we are obligated to pay an underwriting discount to Cornell Capital equal to 5% of each advance.

USE OF PROCEEDS.

We intend to use the net proceeds received under the Equity Line of Credit for general corporate purposes. Please see "Use of Proceeds."

                              PLAN OF DISTRIBUTION

Cornell Capital, the selling stockholder, has advised us that the sale or distribution of Bio-One's common stock owned by the selling stockholder may be effected directly to purchasers by the selling stockholder. Cornell Capital may sell the shares (i) on the over-the-counter market or in any other market on which the price of Bio-One's shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of Bio-One's shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholder or by agreement between the selling stockholder and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholder effects such transactions by selling their shares of Bio-One's common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit agreement. Cornell Capital Partners, L.P. will pay our Company 100% of the lowest closing bid price of Bio-One's common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the 5 days immediately following the advance date. On each Advance Date, we shall pay to Cornell Capital Partners, L.P. 5% of each Advance as an underwriting discount. To date, we have issued to Cornell or their designees a total of 31,478,261 shares of common stock which includes 30 million pursuant to our equity credit line and 1,478,261 shares of our common stock representing a commitment fee of $350,000 payable in common stock to certain individuals who facilitated our securing the Equity Line of Credit.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. We will inform the selling stockholder that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholder must be registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling stockholder and their controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $25,000. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholder. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit.

The selling stockholder should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholder, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling shareholder or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of common stock of Bio-One while such selling shareholder is distributing shares covered by this prospectus. Accordingly, except as noted below, the selling shareholder is not permitted to cover short sales by purchasing shares while the distribution is taking place. Cornell Capital Partners can cover any short positions only with shares received from Bio-One under the Equity Line of Credit. We will advise the selling stockholder that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

THE FOLLOWING INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF BIO-ONE AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS FILING. STATEMENTS IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION AND ELSEWHERE IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL OR CURRENT FACT CONSTITUTE "FORWARD-LOOKING STATEMENTS."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The key to our growth and future viability as an operating company will be to effectively implement our acquisition strategy. We must be able to selectively identify from the thousands of companies manufacturing, marketing and distributing vitamins and other nutritional supplements those, which can meet the parameters we establish for sales and earnings. We will not ignore those companies with poor EBITDA if we identify a reason for their poor showing. Earnings may be poor for a number of reasons including poor management, poor marketing, the inability to establish a successful sales team or establish a cost effective distribution network. By vertically integrating the manufacturing, marketing and distribution chain, these companies will be able to take advantage of economies of scale not otherwise available. Our principle goal will be to acquire and operate at least one high-level manufacturing business and several marketing companies that fit the strict criteria we established. Management believes that the nutritional supplement market is ripe for selective consolidation. When market valuations support it, consolidation by aggregation is the most profitable approach. These conditions apply today in the consumer health care industry and specifically within the nutritional supplements segment.

We have just begun to implement our strategy with the acquisition of substantially all of the assets of Physicians Nutraceutical Laboratories, Inc. These assets were acquired by our wholly-owned subsidiary PN Labs, Inc, which was formed for the purpose of acquiring the assets of Physicians Nutraceutical Laboratories, Inc. Based on Physicians Nutraceutical Laboratories, Inc.'s current product line, we believe that there is potential for significant growth. Its operations to date have been hampered by limited working capital for both product development and marketing. Assuming, we secure the required financing, we believe that this acquisition represents the first step to implementing our business strategy. We have also identified several other companies, which meet our earnings criteria and appear to fall within our other acquisition criteria. No binding letters of intent or definitive agreements have been signed as we continue our due diligence.

Our first acquisition requires us to pay a royalty and commits us to immediately use $50,000 for working capital. Up to an additional $1.4 million may be committed depending on future operating results. To the extent possible, we intend to use as little cash as possible at closing. Rather, preferring to save as much capital as possible for ongoing operations. We may use our common stock to finance an acquisition and retain cash for working capital purposes. The unaudited numbers for Physicians Nutraceutical Laboratories, Inc. indicate revenues for 2002 of approximately $800,000. The value of the assets that we have acquired has been set at approximately $108,000.

However, it is likely that future acquisition candidates will require cash compensation as part of the sale. As such, our acquisition strategy will, to a certain extent, be dependent on our ability to secure additional financing from

Cornell Capital Partners or other sources. If we are not able to secure the additional financing or we are unable to draw down on the entire $10 million in financing, it is highly unlikely that we will be able to implement our acquisition strategy. To the extent that we are not able to secure the entire $10 million in equity financing as a result of our stock price, we have had discussions with a lender to provide debt financing. If we are successful in securing debt financing, we believe that the equity credit line combined with debt financing and our stock will enable us to pursue our acquisition strategy.

RESULTS OF OPERATIONS. Six months ended June 30, 2002 compared to the six months ended June 30, 2001 and for the fiscal year ended December 31, 2002 as compared to December 31, 2001.

We had no revenues for the six months ended June 30, 2003 as compared to $22,220 for the six three months ended June 30, 2002 and $22,220 for the twelve months ended December 31, 2002. Our revenues for the year ended March 31, 2001 were $82,943. The year 2001 was the last full year of operations of Crown Enterprises, which engaged in a Microscopy Live Blood Cell Program. We no longer operate Crown Enterprises and have focused our attention on implementing our new business model. Our most significant expense is those costs which we have categorized as selling, general and administrative expenses. These expenses totaled $325,317 for the six months ended June 30, 2003 as compared to $147,386 during the six months ended June 30, 2002. Selling, general and administrative expenses totaled $1,069,809 for the year ended December 31, 2002 as compared to $710,977 and $1,069,809 for the twelve months ended December 31, 2001. Most of these expenses, approximately $531,000 for the year ended December 31, 2002 are attributable to non-cash expense items paid to various professionals.

For the year ended 2002, some of the areas which we have identified as selling, general and administrative expenses include: legal and accounting fees totaling $104,000, consulting fees payable to Health Business Partners $72,000, fee paid to Cornell Capital $360,000, consulting fees of $181,000, accrued compensation during this period totaled $150,700 and salaries totaled $48,092. We incurred a rental charge of $12,563, auto expenses totaling $28,424, travel and entertainment, $10,087, filing fees of $15,000 and various other charges totaling approximately $31,000.

We incurred an operating loss for the six months ended June 30, 2003 of $325,317 as compared to an operating loss of $147,386 for the six months ended June 30, 2002. Net loss for the six months ended June 30, 2003 totaled $325,317 as compared to a loss of $147,386 during the corresponding prior period. We have historically operated at a loss as we incurred a net loss of $920,447 as compared to a net loss of $677,150. We will continue to incur greater losses unless we successfully implement our marketing plan for PN Labs, Inc. We have incurred losses since inception of $2,167,872.

Basic and diluted loss per share were $(.01) and $(.01) for the six months ended June 30, 2003, as compared to a basic and diluted loss per share of $(.07) for the year ended December 31, 2002 and $(.06) for the year ended December 31, 2001.

FINANCIAL RESOURCES AND LIQUIDITY

June 30, 2003 as compared to December 31, 2002 and December 31, 2001

We had cash and other current assets totaling $386,1760 as compared to $14,752 as of December 31, 2002 and $50,928. for December 31, 2001. The significant increase in our cash position is directly attributable to our decision to draw down a portion of our equity line of credit with Cornell. We had approximately $4,752 in property and equipment and $53,500 in deposits as compared to $4,099 and $0 as of December 31, 2002 and furniture and equipment valued at $18,242 net of depreciation for December 31, 2001. Total assets were $446,428 as compared to $18,841 as of December 31, 2002 and $70,870 for the year ended December 31, 2001. The $53,500 in deposits was obtained by utilizing our equity credit line. This fee was paid to Universal Nutrition Corporation in connection with a planned acquisition, which we have not been able to close upon.

Since establishing our equity credit line, we have been able to draw down the line to pay off existing payables. For example, between December 31, 2002 and March 31, 2003 we were able to discharge approximately $124,596 in liabilities including $63,000 to Health Business Partners, legal fees of $29,000, $16,000 payable to Bernard Shinder, $11,000 in accrued auto expense payable to Mr. Dauplaise and $4,500 for accrued products. The satisfaction of these liabilities is directly attributable to our decision to draw down on the equity credit line.

Our total liabilities are approximately $157,085 consisting primarily of $79,375 in accounts payable and $74,502 representing the current installment of notes payable. This compares to total liabilities for the period ended June 30, 2002 of $381,481 consisting primarily of $124,596 in accounts payable and $111,375 of accrued expenses. For the year ended December 31, 2001 we had total current liabilities of $70,870, accounts payable of $0, accrued expenses of $103,375, stockholder loans of $43,408 and current installments of notes payable of $74,502. This compares to approximately $381,481 in total liabilities as of December 31, 2002 which consisted of accounts payable of $124,596, accrued expenses of $111,375, stockholder loans of $71,008 and $74,502 in current installments of notes payable.

In the absence of outside financing and without any consideration as to the financial requirements incurred as a result of our acquisition of PN Labs, we believe that we have sufficient cash to operate for another twelve months.

In order for us to pursue other acquisitions and reduce our reliance on our Equity Credit Line, we have signed an agreement with Investors Corporation that provides for a $10 million Term Loan Facility and a $5 million Revolving Line of Credit and provides us with greater flexibility in structuring acquisitions. These funds will be available to us to assist in future acquisitions subject to Investors Corporation's completion of their due diligence with each transaction. Investors Corporation has offered us a Secured Revolving Credit Facility and a Term Loan Facility of up to $15 million. The specific funding requirements will be based on the acquisition candidate.

It is contemplated that the Revolving Loan Facility of $5 million will be based upon up to 85% of the accounts receivable financing and up to 50% of the value of furnished goods inventory and work in progress.

The $10 million Term Loan Facility contemplates advances of up to $10 million or 90% of net liquidation, net of expense, per appraisal with repayment terms of any funds advanced under the Term Loan Facility based upon a term of 48 months with payments monthly at 3% above the prime rate. Investors Corporation may file first security liens against any funds advanced.

We will incur a fee of 1.5% of any monies advanced with a service fee of $1,000 per month for each month during the term of the agreement. The proposal submitted by Investors Corporation is not a commitment to lend. Rather, it is subject to satisfactory completion of any field examinations, which Investors Corporation deems relevant.

If we choose to utilize this funding, we will incur additional expenses and reporting obligations. Investors Corporation may require us to maintain a minimum tangible net worth and provide them with monthly financial reports.

                             DESCRIPTION OF BUSINESS

OUR BUSINESS

We are seeking to become a leading manufacturer and marketer of brand name nutritional supplements sold through multiple distribution pipelines. Our success will be dependent on our ability to acquire companies in the nutritional supplement field and to effectively integrate their operations. Until our acquisition of Physicians Nutraceutical Laboratories, Inc. in September 2003, we had no operations, products, customers, suppliers, or marketing and sales distribution system. With the acquisition of Physicians Nutraceutical Laboratories, Inc. we now have a total of six employees and we have assumed the leasehold obligation of Physicians Nutraceutical Laboratories, Inc. This strategy will be dependent upon our successfully acquiring manufacturing, marketing and distribution companies currently engaged in various aspects of this industry.

THE NUTRITIONAL SUPPLEMENT INDUSTRY

Based on estimates in recent market reports, management believes that the U.S. retail market for vitamins, minerals and other supplements, including sports nutrition products and nutritionally enhanced foods and diet products, was approximately $50 billion in 2000. Of this total, supplement sales (including vitamin, herbs and minerals ("VMS Products")) accounted for approximately $17 billion. The VMS Products category grew significantly during the 1990's.

As the "baby boomer" population ages and life expectancies and discretionary income increases, more emphasis is being placed on the quality of a person's health and wellness. People want to live well as they live longer. This will have a disproportionate effect on health care expenditure and even more so on nutritional supplement sales, because of the popularity of those products with older people. It is estimated that the population of those 65 years and older will double to nearly 25% of the U.S. population by the year 2030. It is well documented that elders who take nutritional supplements have higher intakes of vitamins and minerals and are more likely to meet the recommended dietary allowance for many vitamins and minerals. A national survey just published by the National Nutritional Foods Association revealed that 65% of adults aged 50 or older said they consider nutritional supplements to be essential for people their age. In another study, 27% of household expenditures on Vitamins, Minerals and Supplements were by people aged over 60.

A related trend is the growth in use of Complementary and Alternative Medicine Services ("CAM"). A powerful recent trend has been the establishment of so-called Integrative Medicine practices, in which practitioners use both traditional and alternative methods. A central feature of CAM and Integrative Medicine is a search for alternatives to drug therapy and in many cases this leads practitioners to recommending and in some cases selling nutritional supplements. We believe this trend, which is driven by consumer demand will further reinforce the growth in sales of consumer health products such as nutritional supplements.

Not all product categories within nutritional supplements are of equal interest. While over 100 million Americans report taking a supplement regularly and up to 170 million say they have taken a supplement at some time in the last year, many are simply taking a multivitamin or a simple letter vitamin. While vitamin sales should not be overlooked the real growth in the future is likely to be in products developed to address a particular health condition or to enhance performance. In 2000, when vitamin sales grew at only 1%, specialty supplements and sports nutrition products grew at 12% and 10% respectively. Bio-One is particularly focused upon specialty supplements, which require superior scientific research and product development expenditure, but which also command the industry's most attractive margins.

Vitamins and other nutritional supplements are sold primarily through six channels of distribution: health food stores, drug stores, supermarkets and other grocery stores, discount stores, mail order and direct sales organizations. Mass market retailers (drug stores, grocery stores and discount stores) account for approximately 40% of sales while health food stores, mail order, and direct selling account for approximately 60% of sales.

The domestic nutritional supplement industry is highly fragmented with a large number of small competitors involved in manufacturing and marketing vitamins and other nutritional supplement products to health food retailers and distributors. Most of these companies are relatively small businesses operating on a local or regional basis. If we acquire a manufacturing facility and several of these small local or regional firms, we will then have the foundation to aggressively move forward with our business strategy. The Company believes that it is strategically positioned to participate in the consolidation of this market. The

Company's strategy is to increase sales and profits by acquiring companies, which will enable us on a combined basis to become a recognized name in the ever-growing vitamin and nutritional supplement field. We will meet these objectives by targeting companies which management believes are undervalued. We will rely on our consultant, Health Business Partners, a leading consultant in the nutritional supplement field as well as two of our director nominees Frank Clark and Bernard Shinder for assistance in identifying prospective acquisition candidates and to conduct any required due diligence. We believe that companies that are typically family owned and are looking for an exit strategy or those family owned businesses where there are no family successors or the successors do not want to operate the business are prime acquisition candidates.

We will look to acquire a manufacturing facility, which will not only produce our vitamins and supplements but will manufacture product and increase our revenues by offering services to third party distributors. Once we have acquired the manufacturing facility, we will focus on the distributors who market nutritional supplements. Future acquisitions could be financed by internally generated funds, institutional financing, public or private placement of our debt or equity securities or a combination of these. However, market conditions, the trading price and volume of our common stock as well as the uncertainty of the nature of any acquisition may limit our ability to finance future operations.

THE NUTRITIONAL SUPPLEMENT MARKET

With an aging baby boom population striving to retain their health and vitality, nutritional supplements and vitamins are in growing demand.

Physicians Nutraceutical Laboratories, Inc.

Physicians Nutraceutical Laboratories, Inc. is a Florida based company. Its primary focus to date has been on a broad based product line, which targets some of the largest groups taking nutritional supplements today. Physicians Nutraceutical Laboratories, Inc. offers a one-month multi vitamin for $29.95. The multi-vitamin contains a complete daily nutritional regimen formulated as a unique scientific blend of 41 vitamins, minerals and herbs essential for proper nutrition. Daily essential nutritional supplements are made simple to take with convenient daily packets.

Physicians Nutraceutical Laboratories, Inc. has developed a comprehensive product line to penetrate the target market of adults with above desirable cholesterol levels. This product is offered under the Choless product line and was developed to deliver the needed dietary supplements to support health cholesterol and cardiovascular functions. Other products within this line promote weight loss, higher energy and a Choless multi-vitamin. A monthly supply costs $29.95.

With an aging baby boomer population, people are faced with growing arthritic problems. Traditional medicines have not provided a satisfactory remedy for these problems. In order to address these problems Physicians Nutraceutical Laboratories, Inc. has formulated a product, which combines cartilage building and repair components with the ingredients to form a natural anti-inflammatory agent within the body. A monthly supply costs $29.95.

PRODUCT RISKS

Although many of the ingredients in the products which we intend to manufacture and distribute are vitamins, minerals, herbs and other substances which have a long history of human consumption, a consumer may develop an adverse reaction to any of these products which could result in a claim against us. We have not conducted our own research of our products, their effects on people as compared with the desired results, nor any possible side effects that use of our products may cause. If one of our products is found to have adverse side effects, it could seriously impact our business. We believe that we can limit the potential impact of a product liability suit by diversifying our product line. We also intend to carry product liability insurance. However, if we were to be found liable in a product liability suit, the outcome would have a serious adverse affect on our operations.

PRINCIPAL PRODUCTS AND SERVICES

We sell a line of nutritional supplements through our new wholly-owned subsidiary, PN Labs, Inc. The nutritional supplements address problems with cholesterol, arthritis and basic vitamin needs. Except for those products, which we have acquired from Physicians Nutraceutical Laboratories, Inc., we do not market or sell any other supplements.

MANUFACTURING

We do not currently manufacture any products. While we believe the acquisition of a manufacturing facility will be key to our overall business strategy, we may acquire marketing and distribution companies before we are able to fully implement our business strategy. Until such time as we can manufacture our own products, we will rely on third party manufacturers.

The principal markets in which we compete are competitive and fragmented, with competitors in both the private label market and health supplements market. The term "private label market" describes product distributors who have outsourced the manufacturing of their product. Over ninety percent (90%) of all nutritional supplements companies have someone else manufacture their products and place their "private label" on the products. We do not believe that this is the most efficient way to operate.

SOURCES AND AVAILABILITY OF RAW MATERIALS AND PRINCIPAL SUPPLIERS

We will obtain the raw materials for the manufacture of our products from other sources. Currently there are in excess of two hundred (200) primary suppliers of raw materials within the U.S. There are well over one hundred (100) manufacturers in the U.S. that could manufacture any product we choose to produce. We generally will not have contracts with any entities or persons committing such suppliers to provide the materials required for the production of our products. Because we do not control the actual production of these raw materials, we may be subject to delays caused by interruption in production of materials based on conditions not wholly within our control. Our inability to obtain adequate supplies of raw materials for our products at favorable prices, or at all, as a result of any of the foregoing factors or otherwise, could have a material adverse effect on the Company. However, raw materials including all natural herbs and minerals are plentiful worldwide.

MARKETING

With the recent acquisition of Physicians Nutraceutical Laboratories, Inc., we will implement a new marketing strategy. However, until this plan is implemented, we will continue to rely on the marketing and distribution system currently in place. The acquisition of Physicians Nutraceutical Laboratories, Inc's assets was due in part to the ongoing efforts of Armand Dauplaise to identify potential acquisition candidates and utilize current assets to fund the acquisition and rely on future funding to expand marketing.

The foregoing discussion is predicated upon us generating significant revenues and raising additional capital to fully implement our consolidation strategy. With PN Labs as a base, we plan to develop a sales and marketing/customer service department dedicated to selling our services and proprietary products and technologies to branded companies in the health supplement industry.

The primary markets for our services and products will continue to be the preventive and alternative healthcare fields. Preventive and alternative healthcare programs and systems establish very specific requirements in helping improve and maintain citizenry health. We believe that the market is global and growing rapidly. As nutritional supplements use combined with preventive and alternative healthcare become more readily accepted, we believe physicians and other healthcare providers will be targeted for marketing purposes.

EFFECT OF UNFAVORABLE PUBLICITY

We believe that the nutritional supplement market is affected by national media attention regarding the consumption of nutritional supplements. Future scientific research may result in adverse publicity to the nutritional supplement market. This could seriously affect our operations if we were distributing that product. Future reports or research that are perceived as less favorable or that question such earlier research could have a material adverse effect on us. Because of our dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from the consumption of our products or any similar products distributed by other companies could have a material adverse impact on the Company. Such adverse publicity could arise even if the adverse effects associated with such products resulted from failure to consume such products as directed. In addition, the Company may not be able to counter the effects of negative publicity concerning the efficacy of its products.

DEPENDENCE ON NEW PRODUCTS

Our ability to grow will be dependent upon the success of our acquisition program as well as our ability to introduce new and innovative products into such markets. The success of new products is subject to a number of conditions, including developing products that will appeal to customers and comply with existing regulations at the time of introduction. Our efforts to develop innovative new products may not be successful and customers may not accept new products, or that we will obtain regulatory approvals of such new products, if required.

COMPETITION

Competition in our principal markets and the private label market is intense and fragmented. Increased competition could have a material adverse effect on us, as our competitors may have far greater resources available to them and possess superior manufacturing, distribution and marketing capabilities. Nutritional and dietary supplement products involve highly competitive markets. We are in the process of developing our marketing strategies and product lines and expect that both will involve an ever-changing and evolving process. Although we will attempt to competitively price our products, provide superior quality products, and achieve success through attentive and efficient customer service and effective marketability strategies, we are limited by a number of factors, including the developmental character of our company and the unpredictability and uncertainty of our future revenues. In addition, we are limited by the competitive nature of the nutritional supplement industry in which more established companies may offer any combination of the following: superior service, more competitive pricing, superior product quality and greater availability, a variety of marketing strategies and distribution networks and profitability achieved through sales volume and narrow profit margins. There are many well-established competitors with substantially greater financial revenues, as well as, significant new market entrants. Many of these competitors have been in existence for substantially longer periods of time than we have and may be better established in the market where we want to operate. Further, they may have sufficient revenue streams to engage in extensive advertising and promotional campaigns far in excess of our marketing capabilities. In addition, many of the competitors in this field are privately held, leading to lack of available data.

GNC is the industry leader with $1.6 billion in annual sales. Less than twenty
(20) companies are realizing annual revenues in excess of $100 million including: Leiner Health Products, American Home Products, Rexall Sundown, Pharmavite, NBTY and TwinLab Corporation.

TRADEMARKS

PROPRIETARY PROTECTION

Our business prospects will depend largely upon our ability to capitalize on favorable consumer recognition of our trade names. We do not currently hold any trademarks. However, as we pursue our consolidation strategy, we intend to rely on trademarks obtained from any of our acquired companies and promote the use of the Bio-One name. Even if we are successful in obtaining trademarks, we may face challenges to these trademarks or we may encounter competitors encroaching on the use of any of these trademarks. Our trademarks may violate the proprietary rights of others and we may be prevented from using these marks. This could have an adverse effect on us. We will also rely on trade secrets and proprietary know-how, and employ various methods to protect our concepts. However, such methods may not afford complete protection that others will not independently develop similar know-how or obtain access to our know-how and concepts.

Unlike pharmaceutical products that rely on specific combinations of drugs and chemicals, patents cannot protect herbal products. However, management believes that simply knowing the ingredients of an herbal product does not mean that other manufacturers can duplicate the product. Failure to adequately protect our intellectual property rights could harm brand-name recognition, devalue our proprietary content and adversely affect our ability to compete effectively in the marketplace. Further, defending the intellectual property rights could result in the expenditure of significant financial and managerial resources, which could materially affect the operations of the business.

RESEARCH & DEVELOPMENT

In order to stay competitive, we must continually introduce new products. This involves research and development. To the extent that we have sufficient revenues, we will more actively pursue the research, development manufacture and distribution of nutritional supplements.

COMPLIANCE WITH ENVIRONMENTAL LAWS

We believe that we are in full compliance with all relevant environmental laws. In fact, we believe there are no environmental laws, which directly impact our business and as a result, we do not anticipate to incur any compliance costs.

GOVERNMENT APPROVAL AND REGULATION

The manufacturing, processing, formulating, packaging, labeling, distributing, selling and advertising of our products are subject to regulation by one or more federal agencies. The most active regulation has been administered by The Food and Drug Administration (hereinafter the "FDA") which regulates our products pursuant to the Federal Food, Drug and Cosmetic Act (hereinafter the "FDCA") and regulations promulgated thereunder. In particular, the FDA regulates the safety, manufacturing, labeling and distribution of dietary supplements, including vitamins, minerals and herbs, food additives, food supplements, over-the-counter drugs and prescription drugs, medical devices and cosmetics. In addition, the FTC has overlapping jurisdiction with the FDA to regulate the labeling, promotion and advertising of dietary supplements, over the counter drugs, cosmetics and foods.

Although the dietary supplement industry is subject to regulation by the FDA and local authorities, dietary supplements, including vitamins, minerals, herbs and other dietary ingredients, now have been statutorily affirmed as a "food." Dietary supplement companies are authorized to make substantiated statements of nutritional support and, subject to several possible limitations, to market manufacture substantiated safe dietary supplement products without FDA pre-clearance. Failure to comply with applicable FDA requirements can result in sanctions being imposed on the Company or the manufacturers of our products, including but not limited to fines, injunctions, product recalls, seizures and criminal prosecution.

Compliance with applicable FDA and any state or local statutes is critical. Although we believe that we are in compliance with applicable statutes. Should the FDA amend its guidelines or impose more stringent interpretations of current laws or regulations, we may not be able to comply with these new guidelines. We are unable to predict the nature of such future laws, regulations, interpretations or applications, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. These regulations could, however, require the reformation of certain products to meet new standards, market withdrawal or discontinuation of certain products not able to be reformulated, imposition of additional record keeping requirements, expanded documentation regarding the properties of certain products, expanded or different labeling and/or additional scientific substantiation.

The FDCA has been amended several times with respect to dietary supplements, most recently by the Dietary Supplement Health and Education Act of 1994 (hereinafter "DSHEA"). DSHEA was enacted on October 15, 1994. It provides a new statutory framework governing the composition and labeling of dietary supplements. DSHEA provides a regulatory framework to ensure safe, quality dietary supplements and the dissemination of accurate information about such products. Under DSHEA, dietary supplements are generally excluded from the legal definition of "food additive." With respect to composition, DSHEA created a new class of "dietary supplements", consisting of vitamins, minerals, herbs, amino acids and other dietary substances for human use to supplement the diet, as well as concentrates, metabolites, extracts or combinations of such dietary ingredients. Generally, under DSHEA, dietary ingredients that were on the market before October 15, 1994 may be sold without FDA pre-approval and without notifying the FDA. On the other hand, a new dietary ingredient (one not lawfully on the market before October 15, 1994) requires proof that it has been present in the food supply as an article used for food without being chemically altered, or evidence of a history of use or other evidence of safety establishing that it is reasonably expected to be safe. The FDA must be supplied with such evidence at least seventy-five (75) days before the initial introduction into interstate commerce use of a new dietary ingredient. The FDA may not accept the evidence of safety for any new dietary ingredients that we may decide to use, and the FDA's refusal to accept such evidence could result in regulation of such dietary ingredients as adulterated until such time as reasonable expectation of safety for the ingredient can be established to the satisfaction of the FDA.

As for labeling, DSHEA permits "statements of nutritional support" for dietary supplements without FDA pre approval. Such statements may describe how particular dietary ingredients affect the structure, function or general well being of the body, or the mechanism of action by which a dietary ingredient may affect body structure, function or well being (but may not state that a dietary supplement will diagnose, mitigate, treat, cure or prevent a disease). A company making a statement of nutritional support must possess substantiating evidence for the statement, and, for such statements that are not about the effects on the body as a result of a dietary supplement used as a tool for its nutritive value and are not otherwise "health claims," disclose on the label that the FDA has not reviewed that statement and that the product is not intended for use for a disease, and notify the FDA of the statement within thirty (30) days after its initial use. The manner for making the disclosure and notifying the FDA are set forth in the regulations. However, the FDA may determine that a given statement of nutritional support that we decide to make is a drug claim rather than an acceptable nutritional support statement. Such a determination would require deletion of the drug claim or our submission, and the FDA's approval of a New Drug Application (hereinafter "NDA"), which would entail costly and time-consuming clinical studies. In addition, DSHEA allows the dissemination of "third party literature", publications such as reprints of scientific articles linking particular dietary ingredients with health benefits. Third party literature is exempted from FDA regulation as dietary supplement "labeling" and may be used in connection with the sale of dietary supplements to consumers. Such a publication may be so used if, among other things, it is not false or misleading, no particular manufacturer or brand of dietary supplement is promoted and a balanced view of available scientific information on the subject matter is presented. There can be no assurance, however, that all pieces of third party literature that may be disseminated in connection with our products will be determined by the FDA to satisfy each of these requirements, and any such failure could subject the product involved to regulation as a new drug or as a "misbranded" product.

DSHEA permits substantiated, truthful and non misleading statements of nutritional support to be made in labeling, such as statements describing general well being resulting from consumption of a dietary ingredient or the role of a nutrient or dietary ingredient in affecting or maintaining structure or function of the body. Any statement of nutritional support beyond traditional claims must be accompanied by disclosure that the FDA has not evaluated such statement and that the product is not intended to cure or prevent any disease. We anticipate that the FDA will promulgate Good Manufacturing Practices (hereinafter "GMPs"), which are specific to dietary supplements and require at least some of the quality control provisions contained in the GMPs for drugs. Management anticipates that the FDA may promulgate GMP regulations authorized by DSHEA, which are specific to dietary supplements. GMP regulation would require supplements to be prepared, packaged and held in compliance with such rules, and may require similar quality control provisions contained in the GMP regulations for drugs. If the FDA adopts GMP regulations specific to dietary supplements, we may not be able to comply with such GMP rules upon promulgation or without incurring material expenses to do so.

Our products and product related activities may also be subject to regulation by other regulatory agencies, including but not limited to the FTC, the Consumer

Products Safety Commission, the United States Department of Agriculture, the United States Postal Service, the United States Environmental Protection Agency and the Occupational Safety and Health Administration. These activities are also regulated by various agencies of the states and localities in which our products are sold.

Advertising of dietary supplement products is subject to regulation by the FTC under the Federal Trade Commission Act (hereinafter the "FTCA"). Section 5 of the FTCA prohibits unfair methods of competition and unfair or deceptive trade acts or practices in or affecting commerce. Section 12 of the FTCA provides that the dissemination or the causing to be disseminated of any false advertising pertaining to drugs or foods, which would include dietary supplements, is and unfair or deceptive act or practice. Under the FTC's Substantiation Doctrine, an advertiser is required to have a "reasonable basis" for all objective product claims before the claims are made. Pursuant to this FTC requirement, we are required to have adequate substantiation of all material advertising claims made for its products. Failure to adequately substantiate claims may be considered either deceptive or unfair practices. We believe that any advertising claims made by PN Labs are in compliance with these regulations.

In recent years the FTC has initiated numerous investigations of dietary supplement and weight loss products and companies. The FTC has recently issued a guidance document to assist supplement marketers of dietary supplement products in understanding and complying with the substantiation requirement.

The FTC is authorized to use a variety of processes and remedies for enforcement, both administratively and judicially including compulsory process, cease and desist orders, and injunctions. FTC enforcement can result in orders requiring, among other things, limits on advertising, corrective advertising, consumer redress, divestiture of assets, rescission of contracts and such other relief as may be deemed necessary. State and local authorities can also regulate advertising and labeling for dietary supplements and conventional foods.

We believe that any product or supplement we distribute will be either G.R.A.S. (Generally Regarded As Safe) listed by the Food and Drug Administration ("FDA") or do not currently require extended regulatory approval. Recent legislation has resulted in a regulatory environment, which sets what we believe to be reasonable limitations and guidelines on health claims and labeling for natural products. We believe that current and reasonably foreseeable governmental regulation will have minimal impact on our business. The Federal Trade Commission ("FTC") oversees claims made by us and other companies in the nutritional supplement industry. The FTC under the Federal Trade Commission Act prohibits the use of unfair or deceptive trade practices, including false or misleading advertising. The FTC in recent years has brought a number of actions challenging claims by companies. These actions stem from the Retail Truth In Labeling laws, which are the only laws, which currently regulate the nutritional supplement industry. In the future, we may be subject to additional laws or regulations administered by the FDA or other federal, state or foreign regulatory authorities, the repeal of laws or regulations which the Company considers favorable, or more stringent interpretations of current laws or regulations. In fact, the FDA strictly regulates dietary supplements, as opposed to nutritional supplements which are subject only to Truth In Labeling laws. Should we begin producing nutritional supplements, or should one of our products be determined by the FDA to be a dietary supplement, more stringent regulation of our products may take place. Compliance with these additional rules and regulations may result in a considerable expense or may cause us to have to discontinue production of some or all of its then current products. We cannot predict the nature of such future laws, regulations, interpretations or application, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on its business in the future. They could, however, require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not able to be reformulated, imposition of additional record keeping requirements, or expanded documentation of the properties of certain products, expanded or different labeling and scientific substantiation. Any or all of such requirements could have a material adverse effect on our results of operations and financial condition.

RESEARCH & DEVELOPMENT

In order to stay competitive, we must continually introduce new products. This involves research and development. To the extent that we have sufficient revenues, we will more actively pursue the research, development manufacture and distribution of nutritional supplements.

COMPLIANCE WITH ENVIRONMENTAL LAWS

We believe that we are in full compliance with all relevant environmental laws. In fact, we believe there are no environmental laws, which directly impact our business. Due to the nature of our operations, the cost of complying with environmental laws will not have a significant effect on our operations.

EMPLOYEES AND CONSULTANTS

As of June 30, 2003, Mr. Dauplaise was our sole officer, director and employee. We will employ additional personnel as needed. With the acquisition of the assets of Physicians Nutraceutical Laboratories, Inc., we now have a total of six employees. Our employees are not represented by a labor union for purposes of collective bargaining.

We have recruited a highly talented group of individuals who have agreed to join our Board of Directors subject to our securing adequate directors' and liability insurance. (Please see our discussion under management for additional information on these individuals.)

OUR ACQUISITION STRATEGY

We intend to become a vertically integrated company in the nutritional supplement industry. In furtherance thereof, we believe the acquisition of the assets of Physicians Nutraceutical Laboratories, Inc. represents only the first step in our acquisition strategy. We seek to acquire manufacturing and marketing companies that demonstrate to us the ability to profitably operate their business and whose revenues can be substantially increased by means of improved operating efficiencies in a vertically integrated company. We may seek to acquire companies with lower EBITDA or earnings, if management believes that the product, facilities, management or mix will fit within our overall objective to become a leader in the nutritional supplement industry. We intend to seek opportunities demonstrating the potential of long-term growth as opposed to short-term earnings

Due to our limited capital resources, the consummation of a Business Combination will likely involve the acquisition of, or merger or consolidation with companies that does not need substantial additional capital but one where its owners see the advantage of becoming one of the few companies in the nutritional supplement field to be vertically integrated and provide enhanced liquidity for the Target Business's current shareholders by exchanging their common stock for stock (and/or cash) in a public vehicle.

UNSPECIFIED TARGET BUSINESS

We will seek to acquire targeted businesses in the nutritional supplement field. Most likely, these businesses will be located in Florida or the Southeast United States. Except for Physicians Nutraceutical Laboratories, Inc., we have not as yet reached an agreement with any other companies.

OPPORTUNITY FOR SHAREHOLDER EVALUATION OR APPROVAL OF BUSINESS COMBINATIONS

Due to nondisclosure and confidentiality agreements which we may be required to execute, our shareholders will, in all likelihood, not receive nor otherwise have the opportunity to evaluate any financial or other information which will be made available to us in connection with selecting a potential Business Combination until after we have entered into an agreement to effectuate a Business Combination. Such agreement to effectuate a Business Combination, however, will be subject to shareholder approval pursuant to applicable law. As a result, shareholders will be almost entirely dependent on the judgment and experience of management in connection with our acquisition strategy.

ACQUISITION CRITERIA:  COMBINATION.

Management will consider, among other factors, the following factors in targeting a business which are not listed in any particular order:

         -        financial condition and results of operation of the Target
                  Business;
         -        the location of the Target Business;
         - growth potential and projected financial performance of the Target Business;
         - experience and skill of management and availability of additional personnel of the Target Business;
         -        capital requirements of the Target Business;
         -        competitive position of the Target Business;
         - stage of development of the product, process or service of the Target Business;
         - degree of current or potential market acceptance of the product, process or service of the Target Business;
         - possible proprietary features and possible other protection of the product, process or service of the Target Business; and
         -        costs associated with effecting the Business Combination;

The foregoing criteria are not intended to be exhaustive; any evaluation relating to the merits of a particular acquisition will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by us in connection with any acquisition we conclude. In many instances, it is anticipated that the historical operations of a Target Business may not necessarily be indicative of the potential for the future because of the possible need to shift marketing approaches substantially, expand significantly, change product emphasis, change or substantially augment management, or make other changes.

In connection with our evaluation of a prospective Target Business, management anticipates that it will conduct a due diligence review which will encompass, among other things, meetings with incumbent management and inspection of facilities, as well as review of financial or other information which will be made available to us. The time and costs required to select and evaluate a Target Business (including conducting a due diligence review) and to structure and consummate the Business Combination (including negotiating relevant agreements and preparing requisite documents for filing pursuant to applicable securities laws and state "blue sky" and corporation laws) cannot presently be ascertained with any degree of certainty.

We may engage the services of professional firms that specialize in finding business acquisitions in the nutritional supplement field and pay a finder's fee or other compensation. No policies have been adopted regarding use of such consultants or advisors, the criteria to be used in selecting such consultants or advisors, the services to be provided, the term of service, or regarding the total amount of fees that may be paid.

There are currently no limitations relating to our ability to borrow funds to increase the amount of capital available to us to affect a Business Combination or otherwise finance the operations of any acquired company. However, our current limited resources could make it difficult for us to borrow additional funds from other sources. The amount and nature of any borrowing by us will depend on numerous considerations, including our capital requirements, potential lenders' evaluation of our ability to meet debt service on borrowing and the then prevailing conditions in the financial markets, as well as general economic conditions.

If our securities are issued as part of an acquisition, such securities are required to be issued either in reliance upon exemptions from registration under applicable federal or state securities laws or registered for public distribution. We intend to primarily target only those companies where an exemption from registration would be available. Registration of securities typically requires significant costs and time delays are typically encountered. In addition, the issuance of additional securities and their potential sale in any trading market which might develop in our Common Stock, of which there is presently no trading market and no assurances can be given that one will develop, could depress the price of our Common Stock in any market which may develop in our Common Stock. Further, such issuance of additional securities would result in a decrease in the percentage ownership of present shareholders.

                                   MANAGEMENT
                                   ----------

Directors and Executive Officers
Our directors, executive officers and key employees are as follows:

    Name                  Age         Position                   Director Since

Armand Dauplaise           63         President/ CEO/            2000
Irwin Newman               55         Sec/Director/Nominee
Frank Clark                69         Director/Nominee
Bernard Shinder            67         Director/Nominee
Roy Lerman                 64         Director/Nominee

Each of our directors or those nominated to serve on our Board of Directors will hold his position until the next annual meeting of shareholders or until his successor is duly elected and qualified. We intend to hold our annual shareholders meeting on or about November 20, 2003 at which time our director nominees will begin to serve their respective terms as directors (if elected). In the event that we are able to secure officers and directors insurance prior to this meeting, we expect that the director nominees will begin to serve as directors at that time. Officers serve at the direction of the Board of Directors. Mr. Dauplaise devotes his full time and efforts to the operations of the Company while Mr. Newman devotes only such time and effort as may be needed to perform his responsibility as an officer.

ARMAND DAUPLAISE has served as an officer and director of our Company since 1999. He has extensive experience in all facets of business including 21 years as a chief executive officer for various companies. From 1999-2002 he served as president of Crown Enterprises, Inc., a company which was previously operated as a subsidiary of our company. From 1998-1999 he served as Chief Operating Officer of Leffler Enterprises, a multi-property restoration business Mr. Dauplaise served as a franchisee regional marketing coordinator for Burger King Corporation from 1972-1973. He was a Hardee's restaurant franchisee from 1975-1977 and worked as a sales manager and training coordinator for Hallmark Cards from 1967-1972.

IRWIN NEWMAN serves as our Secretary and has been nominated to serve on our Board of Directors. Mr. Newman is a practicing attorney in Boca Raton, Florida. Since 2000, he has been a partner with the Law Firm of Newman & Pollock. He has also since 1993 served as President and Chief Executive Officer of Jenex Financial Services, Inc., a financial and consulting firm located in Boca Raton, Florida. From 1988-1993, Mr. Newman served as Vice President for Boca Raton Capital Corp.

FRANK CLARK has been nominated to serve on our Board of Directors. He served as a former officer and director of several major health care companies. From 1992-2003 he has served as an independent consultant. From 2000 to the present he served on the Board of Directors of Gensci Corp. From 2001 to the present he served on the Board of Directors of both 800 Healthy and Advanced Therapeutic Technology. From 1986 through 1992 he worked as a consultant for Right Management Consultants. During his vast employment, he also served as an executive vice president and a director of a Johnson & Johnson subsidiary. He also has served as President and director of R.P. Scherer, Inc. and established their business worldwide. Mr. Clark has been instrumental in acquiring, developing and marketing products and services in the health and consumer goods sectors.

BERNARD SHINDER has been nominated to serve on our Board of Directors. He will also serve as our Chief Financial Officer. Mr. Shinder has a long record of success in the practice of international law and finance. He has been engaged as a professional in most aspects of business finance including initial and secondary stock offerings, mergers, acquisitions, venture capital, international taxation strategy, international licensing, technology transfers, strategic planning and management of the expansion process. Since 1987 he has served as president of Bernard Shinder Consultants, Inc. whose clients included Lumonics, Inc., Gandalf Data Communications Inc., Campeau Corporation, Plastic Engine Technology Corporation and the River Bank Group.

ROY LERMAN has been nominated to serve on our Board of Directors. He has close to 40 years of experience in the brokerage business and as a member in good standing with the American Stock Exchange for more than 30 years. He was one of the first brokers to execute options spreads on the exchange and lobbied in Washington to have options listed.

Since the beginning of 2003 he has served on the Board of Directors of Rapid Technology Group. Since 2001 he has served on the Board of Directors of KBF Pollution Management. Since 1999 he has served on the Board of Directors of Balaton Power and since 1998 has served on the Board of Directors of Netvoice Technologies. He has since 1997 served on the Board of Directors of both Pinnacle Business Management and Paystar. Mr. Lerman's capabilities include representing Southwest Securities as its New York Representative and Senior Vice President in charge of all floor activities on The American Stock Exchange; a full Partner and Director with SDO Securities since 2000, one of the largest execution firms headquartered in New York; since 1998 he has been a Partner in R.I.P. Consultants with offices in New York and Hong Kong; and former Chairman of the Board for Capital Suisse Securities, an international Brokerage firm. Mr. Lerman also serves as a director of the following public companies: Pinnacle Business Management, Paystar, KBF Pollution Management, EHT Software, Balaton Power, CBQ and Netvoice Technologies

Upon assuming their role as directors of the Company, Mr. Clark, Mr. Newman, Mr. Lerman and Mr. Shinder will each be issued 300,000 shares of our restricted common stock in consideration for their agreement to serve on our Board. In addition, the directors will be reimbursed for all out of pocket expenses incurred in connection with the attendance at any Board meeting or in connection with any services they provide for and on behalf of the Company. During the past five years, no Director, executive officer, nominee, or significant employees have been convicted in a criminal proceeding or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

EXECUTIVE COMPENSATION: EMPLOYMENT AGREEMENTS

In May 2000, we entered into an employment agreement with our president, Armand Dauplaise, which provides in part for Mr. Dauplaise to receive an annual compensation of $120,000 per year plus a car allowance of $350 per month. The agreement is renewable annually and has been renewed on an annual basis by the Company.

SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation paid to or accrued, during the fiscal years ended December 31, 2003, 2002, 2001 and 2000 to Bio-One's highest paid executive officers. No salaries were paid prior to 2000. No restricted stock awards, long-term incentive plan payout or other types of compensation, other than the compensation identified in the chart below, were paid to these executive officers during these fiscal years.

NAME              YEAR              ANNUAL           ANNUAL     ANNUAL     COMP     LT
AND POST                            COMP             COMP       COMP       REST    COMP       LTIP
ALL                                 SALARY           BONUS      OTHER      STOCK   OPTIONS   PAYOUTS
OTHER                                                  $
(1)

Armand            2000              $120,000
Dauplaise,
President         2001              $120,000
and Vice-
Chairman          2002              $120,000

                  2003              $120,000

Kevin
Lockhart,
Former
Secretary
and Vice-         2000              $120,000
Chairman          2001              $120,000
                  2002              $  -0-
                  2003              $  -0-

(1) All other compensation includes a car allowance of $350 per month.

STOCK OPTION GRANTS IN THE PAST FISCAL YEAR

We have not issued any grants of stock options in the past fiscal year to any officer or director.

                             DESCRIPTION OF PROPERTY
                             -----------------------

Our president provides us with our executive office space at no charge at 1630 Winter Springs, Blvd., Winter Springs, Florida 32708. With our acquisition of certain assets of Physicians Nutraceutical Laboratories, Inc., we assumed their leasehold obligation located in North Palm Beach, Florida.

                                LEGAL PROCEEDINGS
                                -----------------

We do not have any pending litigation proceedings.

                             PRINCIPAL SHAREHOLDERS
                             ----------------------

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock as of September 10, 2003 by (i) each person who we know is the beneficial owner of more than 5% of the outstanding shares of common stock (ii) each of our directors or those nominated to be directors, and executive officers, and (iii) all of our directors and executive officers as a group.


-------------------------------------------------------------------------------------------------------------

                                    Number of               Number of         Percent         Percent
Name and Address of                 Shares                  Shares            Owned           Owned After
Beneficial Owner (1)                Owned                   Owned             Before          Offering
                                    Before                  After             Offering        (2)(3)
                                    Offering                Offering
-------------------------------------------------------------------------------------------------------------
Armand Dauplaise
1630 Winter Springs Blvd.
Winter Springs, FL 32708            3,630,000(4)            3,630,000           8.07%             3.84

Irwin Newman
2101 NW Corporate Blvd.
Suite 414
Boca Raton, FL 33431                  314,262                 614,262(3)          *                 *

Bernard Shinder
6361 Brava Way
Boca Raton, FL 33433                        0                 300,000(3)          *                 *

Frank Clark
7313 Oakleaf Way
Sarasota, FL 34241                    203,041                 503,041(3)          *                 *

Cornell Capital Partners, LP
101 Hudson Street
Suite 3606
Jersey City, NJ 07302               1,200,000              51,200,000(2)        2.67%            53.9%

Roy Lerman
Orlando, Florida                      110,000                 410,000             *                 *


All Directors and Executive
Officers as a Group                 3,944,262               5,457,303(5)         8.8%            5.7%
(two persons currently/five
upon completion)
-------------------------------------------------------------------------------------------------------------

*Less than 1.00%

We currently have 44,553,996 shares issued and outstanding.

(1) Unless otherwise noted below, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. For purposes hereof, a person is considered to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof. upon the exercise of warrants or options or the conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that any such warrants, options or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof, have been exercised.

(2) Assumes the sale of all shares offered through this prospectus.

(3) Assumes the issuance of 300,000 shares to each person nominated to serve as a director.

(4) Includes 900,000 shares held by wife and children

(5) Assumes the issuance of all shares to director nominees.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                 ----------------------------------------------

In May 2000, we entered into an employment agreement with our president and chief executive officer, Armand Dauplaise, which calls for payment to him of $120,000 per year and an auto allowance of $350 per month. The term was for one year and we have renewed the agreement on each anniversary date.

In June 2002, we borrowed $15,000 from Armand Dauplaise. This obligation is repayable on demand and provides for interest on the outstanding principal balance at the rate of 5% per annum. Later that year Mr. Dauplaise advanced an additional $55,000, which was repayable with interest at the rate of 5% per annum. All sums advanced by Mr. Dauplaise have been repaid from monies received under the equity credit line.

On June 30, 2002 we entered into an agreement with Kevin Lockhart, a former officer and director, which provided in part for us to transfer certain assets and intangible property then owned by us or Crown Enterprises, our wholly owned subsidiary, to Mr. Lockhart in exchange for the forgiveness of accrued salaries and the redemption of 1,750,000 shares of our common stock owned by Mr. Lockhart.

         MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY
         ---------------------------------------------------------------
                         AND OTHER SHAREHOLDER MATTERS
                         -----------------------------

Our common stock has been listed on the NASDAQ OTC Electronic Bulletin Board sponsored by the National Association of Securities Dealers, Inc. under the symbol "BICO" since June 21, 2001. On July 10, 2003, the closing bid price as reported by the Electronic Bulletin Board was $0.08. As of July 10, 2003, we believe there were approximately 1100 holders of record of our common stock.

The following table sets forth the high and low bid prices for the Common Stock as reported on the Electronic Bulletin Board for each quarter since June 21, 2001 for the periods indicated. Such information reflects inter dealer prices without retail mark-up, mark down or commissions and may not represent actual transactions.

The following table sets forth, for the period indicated, the bid price range of our common stock.

2001                                          High Bid                 Low Bid

Quarter Ended June 30, 2001                    $0.28                     $0.20
Quarter Ended September 30, 2001               $0.80                     $0.28
Quarter Ended December 31, 2001                $0.55                     $0.37

2002

Quarter Ended March 31, 2002                   $0.47                     $0.33
Quarter Ended June 30, 2002                    $0.40                     $0.11
Quarter Ended September 30, 2002               $0.44                     $0.05
Quarter Ended December 31, 2002                $0.12                     $0.03

2003

Quarter Ended March 31, 2003                   $0.18                     $0.04
Quarter Ended June 30, 2003                    $0.09                     $0.04

                            DESCRIPTION OF SECURITIES
                            -------------------------

COMMON STOCK

Our Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, $0.001 par value per share. Of this amount, 44,553,996 are currently issued and outstanding. The following description is a summary of the capital stock of Bio-One and contains the material terms of the capital stock. Additional information can be found in Bio-One's Articles of Incorporation and Bylaws.

Each holder of our common stock is entitled to one vote per share of common stock standing in such holder's name on our records on each matter submitted to a vote of our stockholders, except as otherwise required by law. Holders of our common stock do not have cumulative voting rights so that the holders of more than 50% of the combined shares of our common stock voting for the election of directors may elect all of the directors if they choose to do so and, in that event, the holders of the remaining shares of our common stock will not be able to elect any members to our board of directors. Holders of our common stock are entitled to equal dividends and distributions, per share, when, as and if declared by our board of directors from funds legally available. Holders of our common stock do not have preemptive rights to subscribe for any of our securities nor are any shares of our common stock redeemable or convertible into any of our other securities. If we liquidate, dissolve or wind up our business or affairs, our assets will be divided up pro-rata on a share-for-share basis among the holders of our common stock after creditors and preferred shareholders, if any, are paid.

PREFERRED STOCK

Our Articles of Incorporation authorize the issuance of 10,000,000 Shares of preferred stock, $0.001 par value per share, the designation and rights of which are to be determined by our Board of Directors. None of the shares of Preferred Stock are issued and outstanding.

Our Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series. We consider it desirable to have preferred stock available to provide increased flexibility in structuring possible future acquisitions and financing and in meeting corporate needs which may arise. If opportunities arise that would make desirable the issuance of preferred stock through either public offering or private placements, the provisions for preferred stock in our Articles of Incorporation would avoid the possible delay and expense of a shareholder's meeting, except as may be required by law or regulatory authorities. Issuance of the preferred stock could result, however, in a series of securities outstanding that will have certain preferences with respect to dividends and liquidation over the common stock which would result in dilution of the income per share and net book value of the common stock. Issuance of additional common stock pursuant to any conversion right, which may be attached to the terms of any series of preferred stock may also result in dilution of the net income per share and the net book value of the common stock. The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance. Therefore, it is not possible at this time to determine in what respect a particular series of preferred stock will be superior to our common stock or any other series of preferred stock which we may issue. Our Board of Directors may issue additional preferred stock in future financing, but has no current plans to do so at this time.

The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. We intend to furnish holders of our common stock annual reports containing audited financial statements and to make public quarterly reports containing unaudited financial information.

WARRANTS

We do not have any warrants outstanding.


TRANSFER AGENT

The transfer agent for the common stock is Continental Stock Transfer and Trust Company of New York, NY and its telephone number is 212-509-4000.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as well as our By-Laws provide for the indemnification of directors, officers, employees and agents of the corporation to the fullest extent provided by the Corporate Law of the State of Nevada, as well as is described in the Articles of Incorporation and the By-Laws. These sections generally provide that the Company may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative except for an action by or in right of the corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his or her duties to the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of Bio-One, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION AUTHORIZED AND UNISSUED STOCK

The authorized but unissued shares of our common and preferred stock are available for future issuance without our shareholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans.

                                     EXPERTS
                                     -------

The financial statements of Bio-One incorporated herein have been so incorporated in reliance upon the report of Parks, Tschopp, Whitcomb & Orr, P.A., independent certified public accountants, given upon their authority as experts in auditing and accounting. With respect to the unaudited financial information for the period ended March 31, 2003 incorporated herein, the independent public accountants have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their separate report included in the Bio-One Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003, and incorporated herein, they did not audit and they do not express an opinion on that interim financial information. Because of the limited nature of the review procedures applied, the degree of reliance on their report on such information should be restricted. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Section 7 and 11 of the 1933 Act.

                                  LEGAL MATTERS
                                  -------------

The validity of the shares of common stock offered hereby will be passed upon for us by Newman, Pollock & Klein, LLP, Boca Raton, Florida.

                              AVAILABLE INFORMATION
                              ---------------------

We have filed a registration statement under the Securities Act with respect to the securities offered hereby with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. This prospectus, which is a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Bio-One Corporation and the securities offered hereby, reference is made to the registration statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N. W., Room 1024, Washington, D. C. 20549. You may obtain information on the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in its entirety by such reference. We will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. Such request should be directed to us at Bio-One Corporation, 1630 Winter Springs, Blvd., Winter Springs, Florida 32708, Attention: Armand Dauplaise, President. We will file reports and other information with the Commission. All of such reports and other information may be inspected and copied at the Commission's public reference facilities described above. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, we make available to our shareholders annual reports, including audited financial statements, unaudited quarterly reports and such other reports as we may determine.

                               BIO-ONE CORPORATION
                          (A Development Stage Company)


                                TABLE OF CONTENTS



                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2002 AND 2001


Independent Auditor's Report.............................................................................F-1

Financial Statements:

         Consolidated Balance Sheets.....................................................................F-2

         Consolidated Statements of Operations...........................................................F-3

         Consolidated Statements of Changes in Stockholders' Equity (Deficit)............................F-4

         Consolidated Statements of Cash Flows...........................................................F-5

Notes to Consolidated Financial Statements...............................................................F-6


                              FINANCIAL STATEMENTS

                 FOR THE PERIOD ENDED JUNE 30, 2003 (UNAUDITED)

Financial Statements:

         Balance Sheets..................................................................................F-11

         Statements of Operations........................................................................F-12

         Statements of Cash Flows........................................................................F-13

Notes to Consolidated Financial Statements...............................................................F-14


                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Bio-One Corporation


We have audited the accompanying consolidated balance sheets of Bio-One Corporation (A Development Stage Company), as of December 31, 2002 and 2001 and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the years then ended and for the cumulative period from April 9, 1999 (inception) through December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bio-One Corporation as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended and for the cumulative period from April 9, 1999 (inception) through December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.



/S/ PARKS, TSCHOPP, WHITCOMB & ORR, P.A.


February 6, 2003
Maitland, Florida

                               BIO-ONE CORPORATION
                          (A Development Stage Company)

                           Consolidated Balance Sheets

                           December 31, 2002 and 2001

                                     Assets
                                     ------
                                                                                2002             2001
                                                                            -----------      -----------
Current assets:
      Cash                                                                  $    14,742           34,103
      Accounts receivable                                                            --            1,672
      Inventory                                                                      --           15,153
                                                                            -----------      -----------

              Total current assets                                               14,742           50,928
                                                                            -----------      -----------

Furniture and equipment                                                           9,426           26,242
      Less accumulated depreciation                                               5,327            8,000
                                                                            -----------      -----------

              Net furniture and equipment                                         4,099           18,242
                                                                            -----------      -----------

Other assets:
      Deposits                                                                       --            1,700
                                                                            -----------      -----------

                                                                            $    18,841           70,870
                                                                            ===========      ===========

                      Liabilities and Stockholders' Deficit
                      -------------------------------------

Current liabilities:
      Accounts payable                                                      $   124,596           16,037
      Notes payable (note 6)                                                     74,502           74,502
      Notes payable - shareholder                                                71,008
      Accrued expenses (note 5)                                                 111,375          202,642
                                                                            -----------      -----------

              Total current liabilities                                         381,481          293,181
                                                                            -----------      -----------

Stockholder's deficit:
      Common stock ($.001 par value; 100 million shares authorized;
           18,854,695 shares at December 31, 2002 and 12,812,086 shares
           at December 31, 2001 issued and outstanding)                          18,855           12,812
      Preferred stock ($.001 par value; 10,000,000
           shares authorized; none issued)                                           --
      Additional paid-in capital                                              1,786,377        1,030,988
      Accumulated deficit                                                    (2,167,872)      (1,266,111)
                                                                            -----------      -----------

              Total stockholders' deficit                                      (362,640)        (222,311)
                                                                            -----------      -----------

                                                                            $    18,841           70,870
                                                                            ===========      ===========

See accompanying notes to financial statements.

                               BIO-ONE CORPORATION
                          (A Development Stage Company)

                      Consolidated Statements of Operations

           Years ended December 31, 2002 and 2001, and the cumulative period from April 9, 1999 (date of inception) through December 31, 2002

                                                                                           Period from
                                                                                           April 9, 1999
                                                                                        (inception) through
                                                           2002              2001        December 31, 2002
                                                       ------------      ------------    ------------------
Revenue:
     Product sales                                     $     22,220            82,943           268,035

Cost of goods sold                                            9,343            39,698           111,660
                                                       ------------      ------------      ------------

         Gross profit                                        12,877            43,245           156,375
                                                       ------------      ------------      ------------

Selling, general and administrative:
     Professional fees                                      903,491           532,409         1,824,449
     Salaries                                                48,092            58,000           316,560
     Rent                                                    12,563            27,175            56,438
     Other administrative                                   105,663            93,393           250,534
                                                       ------------      ------------      ------------

         Total selling, general and administrative        1,069,809           710,977         2,447,981
                                                       ------------      ------------      ------------

Other income (expense):
     Interest expense                                       (10,512)           (9,418)          (23,263)
     Other income                                           146,997                --           146,997
                                                       ------------      ------------      ------------

                 Net loss                              $   (920,447)         (677,150)       (2,167,872)
                                                       ============      ============      ============

Loss per common share:
         Basic                                         $       (.07)             (.06)             (.23)
                                                       ============      ============      ============

         Diluted                                       $       (.07)             (.06)             (.23)
                                                       ============      ============      ============

Weighted average number of common shares
     outstanding:
         Basic                                           14,052,065        10,653,963         9,376,232
                                                       ============      ============      ============

         Diluted                                         14,052,065        10,653,963         9,376,232
                                                       ============      ============      ============


See accompanying notes to financial statements.

                               BIO-ONE CORPORATION
                          (A Development Stage Company)

           Consolidated Statements of Changes in Stockholders' Equity

         Years ended December 31, 2002, 2001, 2000, and the period from inception (April 9, 1999) through December 31, 2002

                                                                            Additional
                                                    Common Stock              Paid-in        Treasury
                                               Shares          Amount         Capital          Stock
                                            ------------    ------------    ------------    ------------
Balances, April 9, 1999                               --    $         --              --              --

Common stock subscribed                        4,564,500           4,565          (1,065)             --

Common stock issued for cash                     430,000             430         116,570              --

Net loss                                              --              --              --              --
                                            ------------    ------------    ------------    ------------
Balances, December 31, 1999                    4,994,500           4,995         115,505              --

Common stock issued for cash                     450,000           4,500          34,500              --

Common stock issued for services                  51,000             510           4,590              --

Common stock subscribed                        4,424,500          44,245         (40,745)             --

Reverse acquisition                            1,700,000         (42,630)         52,130              --

Common stock issued for cash                     140,000             140          34,860              --

Stock subscription                                    --              --              --              --

Common stock issued for cash                     279,999             280          69,720              --

Common stock issued for services                  26,000              26           6,474              --

Shares returned to treasury from founders     (2,095,000)         (2,095)          2,095           2,095

Cancellation of treasury shares                       --              --              --          (2,095)

Net loss                                              --              --              --              --
                                            ------------    ------------    ------------    ------------
Balances, December 31, 2000                    9,970,999           9,971         279,129              --

Common stock issued for cash                     600,000             600         149,400              --

Common stock issued for services                 795,532             795         261,805              --

Conversion of debt to common stock               555,555             556          99,444              --

Exercise of warrants                             890,000             890         241,210              --

Net loss                                              --              --              --              --
                                            ------------    ------------    ------------    ------------
Balances, December 31, 2001                   12,812,086          12,812       1,030,988              --

Common stock issued for cash                   5,404,959           5,405         234,595              --

Common stock issued for services               2,387,650           2,388         520,794              --

Purchase and retirement of shares             (1,750,000)         (1,750)             --              --

Net loss                                              --              --              --              --
                                            ------------    ------------    ------------    ------------
Balances, December 31, 2002                 $ 18,854,695          18,855       1,786,377              --
                                            ============    ============    ============    ============
[RESTUBBED]

                                                 Stock
                                              Subscription    Accumulated
                                               Receivable       Deficit          Total
                                              ------------    ------------    ------------
Balances, April 9, 1999                                 --              --              --

Common stock subscribed                             (3,500)             --              --

Common stock issued for cash                            --              --         117,000

Net loss                                                --        (223,748)       (223,748)
                                              ------------    ------------    ------------
Balances, December 31, 1999                         (3,500)       (223,748)       (106,748)

Common stock issued for cash                            --              --          39,000

Common stock issued for services                        --              --           5,100

Common stock subscribed                             (3,500)             --              --

Reverse acquisition                                     --              --           9,500

Common stock issued for cash                            --              --          35,000

Stock subscription                                   7,000              --           7,000

Common stock issued for cash                            --              --          70,000

Common stock issued for services                        --              --           6,500

Shares returned to treasury from founders               --              --           2,095

Cancellation of treasury shares                         --              --          (2,095)

Net loss                                                --        (365,213)       (365,213)
                                              ------------    ------------    ------------
Balances, December 31, 2000                             --        (588,961)       (299,861)

Common stock issued for cash                            --              --         150,000

Common stock issued for services                        --              --         262,600

Conversion of debt to common stock                      --              --         100,000

Exercise of warrants                                    --              --         242,100

Net loss                                                --        (677,150)       (677,150)
                                              ------------    ------------    ------------
Balances, December 31, 2001                             --      (1,266,111)       (222,311)

Common stock issued for cash                            --              --         240,000

Common stock issued for services                        --              --         523,182

Purchase and retirement of shares                       --              --          (1,750)

Net loss                                                --        (901,761)       (901,761)
                                              ------------    ------------    ------------
Balances, December 31, 2002                             --      (2,167,872)       (362,640)
                                              ============    ============    ============

See accompanying notes to financial statements.

                               BIO-ONE CORPORATION
                          (A Development Stage Company)

                      Consolidated Statements of Cash Flows

           Years ended December 31, 2002 and 2001, and the cumulative period from April 9, 1999 (date of inception) through December 31, 2002

                                                                                             Period from
                                                                                            April 9, 1999
                                                                                          (inception) through
                                                                  2002            2001     December 31, 2002
                                                               ----------      ----------  ------------------
Cash flows used in operating activities:
     Net loss                                                  $ (901,761)       (677,150)     (2,167,872)
     Adjustments to reconcile net loss to net
        cash used in operating activities:
         Depreciation and amortization                              2,884           4,871          10,884
         Common stock issued for services                         523,182         262,600         555,232
         Changes in:
             Accounts receivable                                    1,672             258              --
             Inventory                                             15,153           4,748              --
             Other assets                                           1,700              --              --
             Accounts payable                                     108,559         (14,123)        124,596
             Accrued expenses                                     (78,936)           (826)        111,375
                                                               ----------      ----------      ----------

                 Net cash used in operating activities           (327,547)       (419,622)     (1,365,785)
                                                               ----------      ----------      ----------

Cash flows from investing activities:
     Purchase of equipment                                         (2,822)         (8,207)        (14,983)
                                                               ----------      ----------      ----------

                 Net cash used in investing activities             (2,822)         (8,207)        (14,983)
                                                               ----------      ----------      ----------

Cash flows from financing activities:
     Proceeds from note payable to stockholder                     71,008              --          71,008
     Issuance of common stock                                     240,000         392,000       1,250,000
     Proceeds from issuance of notes payable                           --          75,000         199,502
     Repayment of principal on notes payable                           --         (25,000)       (125,000)
                                                               ----------      ----------      ----------

                 Net cash provided by financing activities        311,008         442,000       1,395,510
                                                               ----------      ----------      ----------

Net change in cash                                                (19,361)         14,271          14,742

Cash, beginning of period                                          34,103          19,832              --
                                                               ----------      ----------      ----------

Cash, end of period                                            $   14,742          34,103          14,742
                                                               ==========      ==========      ==========

Supplemental disclosure of cash flows information:
     Cash paid during the period for interest                  $   10,512           9,418          23,263
                                                               ==========      ==========      ==========

Supplemental disclosure of non-cash financing and investing activities:
     During the year ended December 31, 2001 notes payable in the amount of $100,000 were converted into 555,555 shares of common stock.

See accompanying notes to financial statements.

                               BIO-ONE CORPORATION
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 2002 and 2001


(1)      ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
         ------------------------------------------------

         (A) ORGANIZATION
         ----------------

         The accompanying consolidated financial statements include the accounts of Bio-One Corporation (Bio-One or the Company) and its wholly owned subsidiary, Crown Enterprises, Inc. (Crown). All significant intercompany balances and transactions have been eliminated in consolidation. Bio-One and subsidiaries have a December 31 fiscal year end.

         Bio-One Corporation was incorporated in the State of Nevada, with capital stock of 20,000,000 shares at $ 0.001 par value, and 1,000,000 shares of preferred stock at $0.001 per value. On July 26, 2000, Bio-One Corporation approved and ratified an increase in the number of authorized shares of the Company's common stock from 20,000,000 to 100,000,000. On the same date, the Company approved and ratified an increase in the number of authorized shares of the Company's preferred stock from 1,000,000 to 10,000,000.

         Crown Enterprises, Inc. was incorporated under the laws of the State of Florida on April 9, 1999. Crown had developed a complete line of naturopathic and nutritional supplement products that could be recommended to address the specific conditions identified by Crown's Microscopy "Live Blood Cell Analysis" Program. Crown's "sell through" concept coupled with its Microscopy Program and full line of naturopathic products placed Crown in the forefront of the preventative and alternative healthcare industry.

         On May 30, 2000, Crown agreed to exchange shares with Bio-One Corporation, a Nevada company. Accordingly, Crown exchanged 10,000,000 shares of its stock for 10,000,000 shares of Bio-One stock in a business combination accounted for as a reverse acquisition. During the period Bio-One was in existence, prior to the reverse acquisition, its only activity was to raise equity capital. For accounting purposes, the reverse acquisition is reflected as if Crown issued its stock (10,000,000 shares) for the net assets of Bio-One. The net assets of Bio-One were not adjusted in connection with the reverse acquisition since they were monetary in nature.

         In June 2002, Bio-One disposed of Crown's "Live Blood Cell Analysis" Program, by purchasing the common stock of a former shareholder/director. The Company's total focus is on vertically integrating manufacturing and marketing acquisitions within the nutritional supplements industry.
                                                                      Continued)

                               BIO-ONE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)      ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)
         --------------------------------------------------------------

         (A) ORGANIZATION - (CONTINUED)
         ------------------------------

         In July 2002, the Company signed an agreement with Cornell Capital Partners, LP for a $10,000,000 Equity Line of Credit investment. Cornell Capital is a domestic hedge fund, which makes investments in small-to-mid-sized publicly traded companies. Under the Equity Line Agreement, Bio-One has the right, but not the obligation to require Cornell Capital to purchase shares of Bio-One common stock up to a maximum amount of $10,000,000 over a 24-month period commencing September 3, 2002. There is no minimum draw down although Bio-One may make draws, as provided below, during the term of the Equity Line. The purchase price of the shares will be 100% of the lowest closing bid price of Bio-One common stock during the six consecutive trading days immediately following receipt of the Company's notice of its intent to make an Equity Line draw, which notice may be withdrawn by the Company. Bio-One paid Cornell Capital a one-time fee equal to $350,000, payable in 1,478,261 shares of restricted common stock. Cornell Capital is entitled to retain 5% of each Equity Line advance.

         In August 2002 the Company filed a SB-2 Registration Statement with the SEC and registered 30,000,000 shares of common stock for the purpose of raising equity capital. On September 3, 2002 the SEC declared the registration statement effective.

         Operations of the Company through the date of these financial statements have been devoted primarily to identification and targeting of acquisition candidates, raising capital and administrative activities.

         The Company's revenues will be generated with vertically integrating manufacturing and marketing acquisitions within the nutritional supplements industry. The Company is prepared to launch its business plan upon completion of its capitalization.

         (B) REVENUE RECOGNITION
         -----------------------

         The principal sources of revenues are derived from product sales. Revenue from product sales is recognized when the product is shipped.

         (C) INVENTORY
         -------------

         Inventory consists of nutritional supplement products, which are valued at the lower of cost or market on first-in, first-out basis.

                                                                     (Continued)

                               BIO-ONE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)      ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)
         --------------------------------------------------------------

         (D) PROPERTY AND EQUIPMENT
         --------------------------

         Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the assets using straight-line methods.

         The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets.

         (E) USE OF ESTIMATES
         --------------------

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

         (F) FAIR VALUE OF FINANCIAL INSTRUMENTS
         ---------------------------------------

         The carrying amount reported in the balance sheet for cash, accounts receivable and accounts payable approximates fair values due to the immediate or short-term maturity of these financial instruments. Fair value for notes payable was based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities, and approximate carrying value.

         (G) CREDIT RISKS
         ----------------

         Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. The Company sells its products to customers, at times extending credit for such sales. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

                                                                     (Continued)

                               BIO-ONE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)      ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)
         --------------------------------------------------------------

         (H) STOCK TRANSACTIONS
         ----------------------

         Shares issued for services performed are valued at either the fair value of equity instruments issued or the value of services performed, whichever is more reliably measurable.

         (I) STOCK-BASED COMPENSATION
         ----------------------------

         The Company has adopted Statement of Financial Accounting Standards
         (SFAS) No. 123, "Accounting for Stock-Based Compensation." This pronouncement establishes financial accounting and reporting standards for stock-based compensation. It encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on new fair value accounting rules. Such treatment is required for non-employee stock-based compensation. The Company has chosen to continue to account for employee stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employee." Accordingly, compensation expense for employee stock options or warrants is measured as the difference between the quoted market price of the Company's stock at the date of grant and the amount the employee must pay to acquire the stock. SFAS 123 requires companies electing to continue using the intrinsic value method to make certain pro forma disclosures (see Note 6).

(2)      INCOME TAXES
         ------------

         At December 31, 2002, the Company had a net operating loss carryforward for income tax purposes of approximately $2,000,000, which is available to offset future taxable income. The loss carryforward expires in the years beginning in 2019, unless it is utilized sooner. A valuation allowance equal to the tax benefit of the net operating losses has been established since it is uncertain that future taxable income will be realized during the carryforward period. Accordingly, no income tax provision has been recognized in the accompanying financial statements.

                               BIO-ONE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(3)      BASIC LOSS PER COMMON SHARE
         ---------------------------

         Basic loss per common share has been computed based upon the weighted average number of common shares outstanding during the period presented.

(4)      COMMITMENTS
         -----------

         The Company has entered into an employment agreement with its founding director requiring aggregate annual salaries of $120,000 beginning in April 1999. At December 31, 2002 and 2001, $111,375 and $202,642,
         respectively, remained to be paid.

(5)      NOTES PAYABLE
         -------------

         Note payable to bank, bearing interest at the rate of 9%, due March 1, 2003, collateralized by accounts receivable and inventory. $ 74,502
                                                                       ========

(6)      STOCK BASED COMPENSATION
         ------------------------

         The Company continues to account for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, under which no compensation cost for stock warrants is recognized for stock purchase warrants granted at or above fair market value.

         Had compensation expense been determined based upon fair values at the grant date for the award of warrants as described herein in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net earnings and earnings per share would not be materially changed from the amounts as reported in the accompanying financial statements.

         Accordingly, management has not presented the pro forma effects of the application of SFAS No. 123 herein with respect to net earnings and earnings per share for the years ended December 31, 2002 and 2001.

                               BIO-ONE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(7)      SUBSEQUENT EVENTS
         -----------------

         In January 2003 Cornell Capital Partners, LP advanced $500,000 under the terms of the Equity Line Agreement with the shares to be valued and issued in twelve puts over a period of 125 days. The Company issued 5 million shares of common stock in connection with this financing. The shares are being held in escrow subject to pricing.

         In January 2003 the Company signed a term sheet with Investors Corporation for a $10,000,000 Term Loan Facility and a $5,000,000 Revolving Credit Facility. Closing is scheduled within 45 days after completion of the due diligence. The funds will be used for closing on a series of scheduled acquisitions.

                               BIO-ONE CORPORATION

                                 BALANCE SHEETS


                                     ASSETS
                                     ------

                                                                JUNE 30, 2003   DECEMBER 31,
                                                                 (UNAUDITED)       2002
                                                                 -----------    -----------
Current assets:
     Cash and cash equivalents                                   $   388,176         14,742
                                                                 -----------    -----------

               Total current assets                                  388,176         14,742

     Property and equipment, at cost, net of accumulated
         depreciation and amortization                                 4,752          4,099
     Deposits                                                         53,500             --
                                                                 -----------    -----------

               Total assets                                      $   446,428         18,841
                                                                 ===========    ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------

Current liabilities:
     Accounts payable                                            $        --        124,596
     Accrued expenses                                                 79,375        111,375
     Stockholder loans                                                 3,208         71,008
     Current installments of note payable                             74,502         74,502
                                                                 -----------    -----------

               Total current liabilities                             157,085        381,481
                                                                 -----------    -----------

Shareholders' equity:
     Common stock - $.001 par value, authorized 100 million
        shares; issued 38,603,994 shares and 18,854,695 shares        38,604         18,855
     Additional paid in capital                                    2,743,928      1,786,377
     Accumulated deficit                                          (2,493,189)    (2,167,872)
                                                                 -----------    -----------

               Total shareholders' equity                            289,343       (362,640)
                                                                 -----------    -----------

                                                                 $   446,428         18,841
                                                                 ===========    ===========


See accompanying notes to financial statements.

                               BIO-ONE CORPORATION

                            STATEMENTS OF OPERATIONS

                                                      Three Months Ended              Six Months Ended
                                                           June 30,                        June 30,
                                                    2003            2002             2003           2002
                                                 (UNAUDITED)    (UNAUDITED)      (UNAUDITED)     (UNAUDITED)
                                                ------------    ------------    ------------    ------------
Revenues:
     Net sales                                  $         --           1,500              --          22,220
                                                ------------    ------------    ------------    ------------

                                                          --           1,500              --          22,220

Costs and expenses:
     Cost of goods sold                                   --             434              --           9,343
     Selling, general and administrative             149,657         142,771         317,318         305,509
                                                ------------    ------------    ------------    ------------

                                                     149,657         143,205         317,318         314,852
                                                ------------    ------------    ------------    ------------

               Operating income (loss)              (149,657)       (141,705)       (317,318)       (292,632)

Non-operating revenue (expense):
     Other Income                                         --         146,996              --         146,996
     Interest expense                                 (3,217)           (590)         (7,999)         (1,750)
                                                ------------    ------------    ------------    ------------

               Loss before income taxes             (152,874)          4,701        (325,317)       (147,386)

Provision for income taxes                                --              --              --              --
                                                ------------    ------------    ------------    ------------

               Net loss                         $   (152,874)          4,701        (325,317)       (147,386)
                                                ============    ============    ============    ============

Basic loss per share                            $     (0.005)             --           (0.01)          (0.01)
                                                ============    ============    ============    ============

Diluted loss per share                          $     (0.005)             --           (0.01)          (0.01)
                                                ============    ============    ============    ============

Weighted average number of shares outstanding     33,055,380      12,812,086      28,729,344      12,812,086
                                                ============    ============    ============    ============

See accompanying notes to financial statements.

                               BIO-ONE CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                           Six Months Ended
                                                                              June 30,
                                                                          2003        2002
                                                                       (UNAUDITED) (UNAUDITED)
                                                                       ---------    ---------
Cash flows from operating activities:
    Net loss                                                           $(325,317)    (147,386)
    Adjustments to reconcile net income to net cash
        provide by operating activities:
           Depreciation and amortization                                   5,327        1,000
           Common stock issued for services                               27,300           --
           Changes in operating assets and liabilities:
               Accounts receivable                                            --        1,672
               Inventories                                                    --       15,153
               Accounts payable and accrued expenses                    (156,596)      83,011
               Other assets                                              (53,500)        (450)
                                                                       ---------    ---------

                    Net cash used in operating activities               (502,786)     (47,000)
                                                                       ---------    ---------

Cash flows from investing activities:
    Purchase of property and equipment                                    (5,980)          --
                                                                       ---------    ---------

                    Net cash used in investing activities                 (5,980)          --
                                                                       ---------    ---------

Cash flows from financing activities:
    Purchase of treasury stock                                                --       (1,750)
    Proceeds from sale of common stock                                   950,000           --
    Payment of principal on shareholder loans                            (67,800)          --
    Proceeds from note payable                                                --       15,000
                                                                       ---------    ---------

                    Net cash provided by financing activities            882,200       13,250
                                                                       ---------    ---------

                    (Decrease) increase in cash and cash equivalents     373,434      (33,750)

Cash and cash equivalents - beginning of period                           14,742       34,103
                                                                       ---------    ---------

Cash and cash equivalents - end of period                              $ 388,176          353
                                                                       =========    =========


See accompanying notes to financial statements.

                               BIO-ONE CORPORATION

                          NOTES TO FINANCIAL STATEMENTS


(1)      PRESENTATION OF UNAUDITED FINANCIAL STATEMENTS
         ----------------------------------------------

         The unaudited financial statements have been prepared in accordance with rules of the Securities and Exchange Commission and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows, in conformity with generally accepted accounting principles. The information furnished, in the opinion of management, reflects all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position as of June 30, 2003 and results of operations and cash flows for the six-month periods ended June 30, 2003 and 2002. The results of operations are not necessarily indicative of results which may be expected for any other interim period, or for the year as a whole.

(2)      SALES TO MAJOR CUSTOMERS
         ------------------------

         During the six months ended June 30, 2002, two customers accounted for 52% and 26% of total revenue.

                                    PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Bio-One's bylaws provide that we have the power to indemnify any officer or director against damages if such person acted in good faith and in a manner the person reasonably believed to be in the best interests of our Company. No indemnification may be made (i) if a person is adjudged liable unless a Court determines that such person is entitled to such indemnification, (ii) with respect to amounts paid in settlement without court approval or (iii) expenses incurred in defending any action without court approval.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All expenses will be paid by Bio-One.


         Securities and Exchange Commission Registration Fee       $     324
         Printing and Engraving Expenses                           $     100
         Accounting Fees and Expenses                              $     500
         Legal Fees and Expenses                                   $  20,000
         Blue Sky Qualification Fees and Expenses                  $   1,000
         Miscellaneous                                             $   3,000

         TOTAL                                                     $  24,924


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

In May 1998, prior to its acquisition of Crown, the Company sold 1,600,000 shares of its unrestricted common stock to seventy-two (72) investors for $16,000. Dale B. Finfrock, Jr., the Company's then current sole officer and director, received 279,960 of such shares. For such offering, the Company relied upon Section 3(b) of the Securities Act of 1933, as amended (the "Act"), Rule 504 of Regulation D promulgated thereunder ("Rule 504"), Section 517.061(11) of the Florida Code, Section 10-5-9(13) of the Georgia Code, Section 90.530(11) of the Nevada code, Section 48-2-103(b)(4) of the Tennessee code and Section 5[581-5] I(c) of the Texas code. No state exemption was necessary for the sales made to Canadian or French investors.

In May 2000, the Company entered into the Share Exchange with Crown Enterprises. We issued 10,000,000 shares of its common stock to the shareholders of Crown for all of the issued and outstanding stock of Crown. As part of the exchange, Armand Dauplaise (the Company's current President and Chairman) ("Dauplaise") and Kevin Lockhart (the Company's current Secretary) ("Lockhart") each received 4,597,500 shares of the Company's Common Stock. This offering was conducted pursuant to Section 4(2) of the Act, Rule 506 of Regulation D promulgated thereunder ("Rule 506") and Section 517.061(11) of the Florida Code.

In May 2000, we issued 100,000 shares of our restricted common stock to three
(3) persons for their services to the Company in connection with the Share Exchange. For such offering, the Company relied upon Section 4(2) of the Act, Rule 506 and Section 517.061(11) of the Florida Code.

In June 2000, we sold 40,000 shares of our restricted common stock to one (1) investor for $10,000. For such offering, the Company relied upon Section 4(2) of the Act, Rule 506 and Section 517.061(11) of the Florida Code.

In July 2000, we sold 100,000 shares of our restricted common stock to one (1) investor for $25,000. The Company also issued a warrant to purchase an additional 400,000 shares of the Company's restricted common stock, which warrant is exercisable at a price of $0.25 per share. The Company received a total of $25,000 for the investment the warrant has expired. For such offering, the Company relied upon Section 4(2) of the Act, Rule 506 and Section 517.061(11) of the Florida Code.

In October 2000, we issued a total of 86,000 shares of its common stock to Bradley Kline, Melvin Correll and Glenna Correll. These shares were issued for services rendered. No contract exists. Richard Wilson, who received 60,000 of the shares, was inadvertently left off the list of Crown shareholders when the Share Exchange took place in May 2000. For such offering, the Company relied upon Section 4(2) of the Act, Rule 506 and Section 517.061(11) of the Florida Code.

In November 2000, we sold 140,000 shares of our common stock to one (1) investor for $35,000. The Company issued a warrant to purchase an additional 180,000 shares of the Company's common stock at an exercise price of $1.00 per share or eighty percent (80%) of the average bid price for the first three (3) weeks of public trading, whichever is lower. The warrants have expired. For such offering, the Company relied upon Section 4(2) of the Act, Rule 506 and Section 517.061(11) of the Florida Code. See Part II, Item 4.
"

In December 2000, the Company executed a convertible promissory note in favor of Margaret Schrock in the principal amount of $25,000. The note bears interest at a rate of twelve percent (12%) per annum and is due June 5, 2001. The note is convertible at the option of the holder to shares of the Company's restricted common stock at a price of $0.25 per share or fifty percent (50%) of the average bid price for the first three (3) weeks of public trading, whichever is lower. For such offering, the Company relied upon Section 4(2) of the Act, Rule 506 and
Section 517.061(11) of the Florida Code. See Part I,

In December 2000, the Company sold a total of 139,999 shares of its common stock to four (4) investors for a total of $34,999.99. We relied upon Section 4(2) of the Act, Rule 506 and Section 517.061(11) of the Florida Code. See Part II,

In March 2001, the Company sold 400,000 and 100,000 shares of its common stock to John M. Moxen and Ohio Well Management, Inc., an Ohio corporation respectively for a total of $125,000. The Company issued warrants to purchase an additional 500,000 shares of the Company's common stock at an exercise price of $1.00 per share or eighty percent (80%) of the average bid price for the first three (3) weeks of public trading, whichever is lower. The warrants have expired. For such offering, the Company relied upon Section 4(2) of the Act, Rule 506, Section 517.061(11) of the Florida Code and Section 1707.03(X) of the Ohio Code.

In April 2001, the Company issued 10,000 shares of its common stock to Curt Jones, who served as a financial consultant to the Company. For such offering, the Company relied upon Section 4(2) of the Act, Rule 506 and Section 517.061(11) of the Florida Code.

In May 2001, the Company issued 100,000 shares of its common stock and a warrant to purchase an additional 100,000 shares of its common stock at an exercise price of $0.29 to Arthur Szatkowski for $25,000. The warrants expired June 22, 2002. For such offering, the Company relied upon the 506 Exemption and the Florida Exemption.

In June 2001, the Company issued 10,000 shares of its common stock to Curt Jones, who served as a financial consultant to the Company. For such offering, the Company relied upon the 506 Exemption and the Florida Exemption.

In June 2001, the Company issued 2,000 shares of its common stock to Charles A. Gaudio & MaryAnn Gaudio JTWROS for services in connection with production of the Company's website. For such offering, the Company relied upon the 506 Exemption and the Florida Exemption.

In July 2001, the Company filed a Registration Statement on Form S-8 to register its Year 2001 Employee/Consultant Stock Compensation Plan. The Company registered 250,000 shares of its common stock, all of which was issued to Donald
F. Mintmire for legal fees.

In July 2001, the Company issued 285,624 shares and 31,735 shares of its restricted common stock to Irwin Newman and Jeffrey Gerstein respectively, in connection with a consulting agreement entered into between the Company and Mr. Newman. For such offering, the Company relied upon the 506 Exemption and the Florida Exemption. We have also issued additional shares of our common stock to both Mr. Newman and Mr. Gerstein for consulting services. Following the issuance of these shares, we have on various dates a total of 94,497 and 10,500 shares respectively to Mr. Newman and Mr. Gerstein.

In August 2001, the Company issued 416,667 shares of its common stock to John M. Moxen upon the conversion of Mr. Moxen's promissory note dated May 25, 2001. For such offering, the Company relied upon the 506 Exemption and the Florida Exemption.

In August 2001, the Company issued 50,000 shares of its common stock to each of Richard Friedman and Jeffrey Markowitz for services in connection with certain financial advisory services rendered to the Company. For such offering, the Company relied upon the 506 Exemption and the Florida Exemption.

In August 2001, the Company issued 46,296 shares of its common stock to each of Gloria Burkholder, Julie Gingrich and Sherry Schrock upon the conversion of Margaret Schrock's promissory note dated December 5, 2000. For such offering, the Company relied upon the 506 Exemption, the Florida Exemption and filed required documents in Iowa pursuant to an exemption from registration.

In September 2001, the Company issued 100,000 shares of its common stock to Robert Gingras upon the exercise of a warrant to purchase shares of its common stock at an exercise price of $0.25 per share, for a cumulative purchase price of $25,000. For such offering, the Company relied upon the 506 Exemption and the Florida Exemption.

In September 2001, the Company issued 90,000 shares of its common stock to the Margaret F. Schrock Family Trust upon the exercise of a warrant to purchase shares of its common stock at an exercise price of $0.29 per share, for a cumulative purchase price of $26,100. For such offering, the Company relied upon the 506 Exemption and the Florida Exemption.

In November 2001 we issued the following shares:

Name of Shareholder                 Number of Shares            Consideration

Robert Gingras                          300,000                   Cash
Frank Clark                              23,936                   Consulting
Richard Wexler                            5,000                   Consulting
Steve Scott                               5,000                   Consulting

For such offerings we relied upon Section 4(2) of the Securities Act, the 506 exemption and applicable state exemptions.

In August, 2002 we issued the following shares in connection with the Equity Credit Line. These shares were issued in consideration for the $350,000 placement fee as called for under the equity credit line at the instruction of Cornell.

Name of Shareholder                           Number of Shares

Howard Salamon                                   147,826
Mark A. Angelo                                   266,087
Robert Farrell                                   266,087
Joseph Donahue                                   266,087
Matthew Beckman                                  266,087
Gerald Eicke                                     133,043
George Kanakis                                   133,044

We also issued 43,759 shares to Westrock Advisors in connection with a placement agent agreement.

In October 2002 we issued shares to the following individuals for services rendered:

Name of Shareholder                            Number of Shares

Irwin Newman                                       31,090
Jeffrey Gerstein                                    3,450
Gary Whorle                                        10,000


In December 2002 we issued 110,000 shares to Roy Lerman for consulting services.

During October 2002 to July 2003 we issued the following shares:


Name of Shareholder             Date Acquired            Number of Shares

Cornell Capital Partners          Various                    30,000,000
Irwin Newman                       01/03                         73,045
Jeffrey Gerstein                   01/03                          8,115
Frank Clark                        02/03                        179,105
Scott Sieck                        02/03                        141,000

Except for the shares issued to Cornell Capital, all other shares were issued for consulting services.

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 ACT"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Bio-One so as to make an informed investment decision. More specifically, Bio-One had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in Bio-One's common stock.

  ITEM 27.  EXHIBIT NO. DESCRIPTION

  3.(i).1         [1]      Articles of Incorporation of Bio-One Corporation filed February 24, 1998.

  3.(i).2         [1]      Certificate of Amendment of Articles of Incorporation filed August 7,
                           2000.

  3.(ii).1        [1]      Bylaws of Bio-One Corporation

  5.1                      Opinion re: Legality


  10.1            [1]      Share Exchange Agreement between the Company and Crown Enterprises
                           Dated May 20, 2000.

  10.2            [1]      Employment Agreement between the Company and Armand Dauplaise
                           Dated May 30, 2000

  10.3            *        Equity Line of Credit Agreement between the Company and Capital
                           Partners, LP Dated July 25, 2002

  10.4            [4]      Placement Agent Agreement between Bio-One Corp and Westrock
                           Advisors

  10.5            [5}      Registration Rights Agreement between Bio-One Corporation and Cornell
                           Capital Partners, LLP

  10.6            [4]      Escrow Agreement between Bio-One Corporation, Cornell Capital
                           Partners, L.P. Butler Gonzales LLP and Wachovia Bank, N.A.

  10.7            [3]      Agreement between the Company and Kevin Lockhart and General
                           Release in connection with redemption of shares and resignation as
                           Board Member

  10.8            *        Investors Corp. Term Sheet for Financing

  10.9            *        Acquisition Agreement between PN Labs, Inc. and Physicians
                           Nutraceutical Laboratories, Inc.

  10.10           *        Agreement to provide consulting services with Health Business Partners

  23.1            [5]      Consent of Newman, Pollock & Klein

  23.2            [5]      Consent of Parks, Tschopp, Whitcomb & Orr, P.A.

(*)      Filed Herewith

[1] Incorporated by reference to the Company's Registration Statement filed on Form 10-SB filed November 3, 2000

[2] Incorporated by reference to the Company's Quarterly report filed on Firm 10-QSB for the period ended June 30, 2002 on August 14, 2002

[3]      Incorporated by reference to the Company's Form 8-k filed August 2,
         2002.

[4} Incorporated by reference to the Company's Form SB-2 Registration Statement filed August 27, 2002

[5] Incorporated by reference to the Company's Form SB-2 Registration Statement filed July 15, 2003

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Sections 10(a) (3) of the Securities Act of 1933 (the "ACT");

         (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

         (iii) Include any additional or changed material information on the plan of distribution;

        (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities that remains unsold at the end of the offering. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form SB-2A-1 and authorized this registration statement to be signed on our behalf by the undersigned, in Winter Springs, Florida September 16, 2003.

BIO-ONE CORPORATION.

By:  /s/ Armand Dauplaise
--------------------------------------
Name:    Armand Dauplaise
Title:   President/ Chief Executive Officer/Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.




                                      II-8